Exhibit 99.1

Delta plc

Consolidated Financial Statements

As of and for the years ended 31 December 2009 and 2008

Table of Contents

Independent Auditor’s Report	S-39
Consolidated Income Statements	S-40
Consolidated Statements of Comprehensive Income	S-41
Consolidated Statements of Financial Position	S-42
Consolidated Cash Flow Statements	S-43
Consolidated Statements of Changes in Equity	S-44
Notes to the Consolidated Financial Statements	S-45

Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Delta plc

We have audited the accompanying consolidated statements of financial position of Delta plc and subsidiaries (the “Company”) as of 31 December 2009 and 2008, and the related consolidated income statements, statements of changes in equity, statements of comprehensive income and cash flow statements for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delta plc and subsidiaries as of 31 December 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Deloitte LLP
London, United Kingdom

April 6, 2010

Consolidated Income Statements

For the years ended 31 December 2009 and 2008

£ million	Notes	2009 Total	2008 Restated(i) Total
Continuing operations:
Revenue	4	333.0	330.8
Cost of sales		(232.0)	(238.1)
Gross profit		101.0	92.7
Distribution costs and administrative expenses		(54.4)	(56.0)
Business closure costs	10	5.3	(2.8)
Impairment of property plant and equipment	15	(1.5)	—
Profit on sale of property, plant and equipment	15	—	6.0
Total administrative expenses		(50.6)	(52.8)
Operating profit		50.4	39.9
Share of post-tax profit of associate and joint venture	17	3.1	8.4
Impairment of other investments	10	(0.3)	—
Investment income	7	15.5	30.7
Finance costs	8	(12.6)	(25.7)
Pension settlement	8	0.5	(48.8)
Profit before tax	6	56.6	4.5
Tax	9	(15.3)	(8.2)
Profit/(loss) for the year from continuing operations		41.3	(3.7)
Discontinued operations:
(Loss)/profit for the year from discontinued operations	11	(1.6)	0.5
Profit/(loss) for the year		39.7	(3.2)
Attributable to:
Equity holders of the parent		31.0	(8.5)
Minority interests	30	8.7	5.3
		39.7	(3.2)
Earnings per share
From continuing operations:
Basic	13	21.2	(6.0)
Diluted	13	21.2	(6.0)
From continuing and discontinued operations:
Basic	13	20.2	(5.7)
Diluted	13	20.2	(5.7)

(i)                                     Restatement note: following the reclassification of the Associate entity, Manganese Metal Company (MMC), from Assets held for sale to Interests in Associates, it has been reclassified from discontinued to continuing operations (see note 38).

Consolidated Statements of Comprehensive Income

For the years ended 31 December 2009 and 2008

£ million	Notes	2009	2008
Profit/(loss) for the year		39.7	(3.2)
Actuarial losses on defined benefit pension schemes	29	(75.6)	(12.5)
IAS 19 defined benefit pension asset recoverability net adjustment	29	—	9.5
Exchange differences on translation of foreign operations	28, 30	13.7	29.5
Net (loss)/income recognised directly in equity		(61.9)	26.5
Total recognised (loss)/income for the year		(22.2)	23.3
Attributable to:
Equity holders of the parent		(34.4)	16.4
Minority interests		12.2	6.9
		(22.2)	23.3

Consolidated Statements of Financial Position

At 31 December 2009, 2008 and 2007

£ million	Notes	2009	2008 Restated(i)	2007 Restated(ii)
Non-current assets
Goodwill	14	9.3	8.4	6.1
Other intangible assets	14	0.2	0.3	—
Property, plant and equipment	15	93.1	83.9	71.9
Interest in associate	17	14.1	12.4	3.6
Other investments		—	1.0	—
Deferred tax assets	26	5.6	6.0	2.4
Other receivables	19	0.4	0.5	0.8
		122.7	112.5	84.8
Current assets
Inventories	18	46.7	54.5	56.0
Trade and other receivables	19	56.7	61.4	49.9
Derivative financial instruments at fair value	22	—	1.7	—
Other investments		0.5	—	—
Other financial assets	20	2.8	2.7	2.6
Cash	21	144.2	108.1	128.7
		250.9	228.4	237.2
Total assets		373.6	340.9	322.0
Current liabilities
Trade and other payables	23	(60.2)	(53.7)	(42.1)
Current tax liabilities		(2.4)	(0.9)	(1.2)
Bank overdrafts		—	—	(1.0)
Borrowings	24	(0.1)	(1.2)	(1.4)
Provisions	25	(3.0)	(2.0)	(3.5)
		(65.7)	(57.8)	(49.2)
Net current assets		185.2	170.6	188.0
Non-current liabilities
Other payables	23	(1.2)	(4.3)	(8.0)
Retirement benefit obligation	37	(71.2)	(2.5)	—
Deferred tax liabilities	26	(4.9)	(4.6)	(2.2)
Provisions	25	(4.9)	(4.2)	(3.8)
		(82.2)	(15.6)	(14.0)
Total liabilities		(147.9)	(73.4)	(63.2)
Net assets		225.7	267.5	258.8
Equity
Share capital	27	41.3	41.3	41.3
Share premium account	27	34.0	34.0	34.0
Translation reserve	28	37.3	27.1	(0.8)
Employee share ownership trust	27	(0.2)	(2.1)	(2.2)
Retained earnings	29	83.3	138.9	159.0
Equity attributable to equity holders of the parent		195.7	239.2	231.3
Minority interests	30	30.0	28.3	27.5
Total equity		225.7	267.5	258.8

(i)                                     The previously disclosed “held for sale” asset, MMC, has been reclassified as an “Interest in associate” (see note 38)

(ii)                                  The 2007 year comparative is provided in accordance with IAS 1 (2007) Presentation of Financial Statements, where two years of comparatives are required if a retrospective restatement or reclassification is made.

Consolidated Cash Flow Statements

For the years ended 31 December 2009 and 2008

£ million	Notes	2009	2008
Cash generated from operations before tax	33	86.4	49.0
Tax
Tax refunded		—	0.2
Corporate tax paid		(12.6)	(10.2)
Net cash generated from operating activities		73.8	39.0
Investing activities
Proceeds from disposal of businesses and subsidiaries		0.4	—
Proceeds on disposal of property, plant and equipment		0.8	9.2
Acquisition of business		—	(2.9)
Payments in respect of closed and disposed business		(1.5)	(2.5)
Purchases of property, plant and equipment		(14.3)	(13.1)
Net cash used in investing activities		(14.6)	(9.3)
Financing activities
Interest received		2.9	7.5
Dividends received from investments		0.3	—
Interest paid		(0.2)	(0.5)
Pension Plan settlement contribution and costs		(7.0)	(50.2)
Dividends paid to equity holders of the parent	12	(10.9)	(8.2)
Dividends paid to minority interests	12	(11.9)	(1.5)
Capital distribution paid to minority interests		—	(3.2)
Repayments of borrowings		(1.3)	(1.7)
New bank loans raised		—	0.9
Repayment of loans due from other investment		0.2	0.8
Repayment of obligations under finance leases		—	(0.1)
Purchase of shares for ESOT		—	(1.1)
Cash received on exercise of options under ESOT		1.3	0.4
Other		—	(0.1)
Net cash used in financing activities		(26.6)	(57.0)
Net increase/(decrease) in cash and cash equivalents		32.6	(27.3)
Cash and cash equivalents at beginning of the year		108.1	127.7
Effect of foreign exchange rate changes on cash and cash-equivalents		3.5	7.7
Cash and cash equivalents at end of the year	33	144.2	108.1

Consolidated Statements of Changes in Equity

At 31 December 2009 and 2008

	Equity attributable to equity holders of the parent
£ million	Share Capital	Share Premium Account	Translation Reserve	ESOT	Retained Earnings	Total	Minority Interests	Total Equity
Balance at 1 January 2008	41.3	34.0	(0.8)	(2.2)	159.0	231.3	27.5	258.8
(Loss)/profit for the year	—	—	—	—	(8.5)	(8.5)	5.3	(3.2)
Exchange differences on translation of foreign operations	—	—	27.9	—	—	27.9	1.6	29.5
Actuarial losses on defined benefit pension scheme	—	—	—	—	(12.5)	(12.5)	—	(12.5)
IAS 19 defined benefit pension asset recoverability net reversal	—	—	—	—	9.5	9.5	—	9.5
Total comprehensive income/ (loss) for the year	—	—	27.9	—	(11.5)	16.4	6.9	23.3
Dividends	—	—	—	—	(8.2)	(8.2)	(2.9)	(11.1)
Share of capital distribution	—	—	—	—	—	—	(3.2)	(3.2)
Own shares acquired in the year	—	—	—	(1.1)	—	(1.1)	—	(1.1)
Satisfaction of share options	—	—	—	0.9	(0.8)	0.1	—	0.1
Credit to equity for equity-settled share based payments	—	—	—	—	0.4	0.4	—	0.4
Cash remitted by Trustees	—	—	—	0.3	—	0.3	—	0.3
Balance at 31 December 2008	41.3	34.0	27.1	(2.1)	138.9	239.2	28.3	267.5
Profit for the year	—	—	—	—	31.0	31.0	8.7	39.7
Exchange differences on translation of foreign operations	—	—	10.2	—	—	10.2	3.5	13.7
Actuarial losses on defined benefit pension scheme	—	—	—	—	(75.6)	(75.6)	—	(75.6)
Total comprehensive income/(loss) for the year	—	—	10.2	—	(44.6)	(34.4)	12.2	(22.2)
Dividends	—	—	—	—	(10.9)	(10.9)	(10.5)	(21.4)
Satisfaction of share options	—	—	—	0.6	(0.6)	—	—	—
Credit to equity for equity-settled share based payments	—	—	—	—	0.5	0.5	—	0.5
Cash remitted by Trustees	—	—	—	1.3	—	1.3	—	1.3
Balance at 31 December 2009	41.3	34.0	37.3	(0.2)	83.3	195.7	30.0	225.7

Notes to the Consolidated Financial Statements

for the years ended 31 December 2009 and 2008

1 General information

Delta plc (the Company) is a public limited company incorporated in Great Britain under the Companies Act 2006. The Group is engaged in metal and electrolytic manganese oxide manufacturing and providing services that relate to galvanizing. These operations are organized into the the following three business segments

Engineered Steel Products	Manufacture and distribution of galvanized steel products, grinding media and engineered tooling.
Galvanizing Services	Provision of hot-dip galvanizing and zinc reclamation services.
Manganese Materials	Manufacture and distribution of electrolytic manganese dioxide for use in the manufacture of primary batteries.

The Group operates from sites in 13 countries and has either sales or sourcing arrangements with various other countries within Asia, Africa and South America. The Group operates in many countries, with substantially all of the Group’s operating profit earned outside the UK. The Group’s products and services utilise a range of raw materials most notably zinc, steel and manganese ore. Our operations also require substantial quantities of electricity and natural gas.

Adoption of new and revised standards

The following new and revised standards and interpretations have been adopted in these financial statements. Their adoption has not had any significant impact on the amounts reported in these financial statements and has not led to any changes in the Group’s accounting policies in these consolidated financial statements. In some cases there has been a change in relation to disclosures in financial statements.

Standards affecting presentation and disclosure

IAS 1 (as revised in 2007) Presentation of Financial Statements—IAS 1(2007) has introduced terminology changes (including revised titles for the primary statements) and changes in the format and content of the financial statements.

Amendments to IFRS 5 Non-current Assets Held for Sale and Discontinued Operations (adopted in advance of effective date of 1 January 2010)—Disclosures in these financial statements have been modified to reflect the International Accounting Standards Board’s clarification (as part of Improvements to IFRSs (2009)) that the disclosure requirements in Standards other than IFRS 5 do not generally apply to non-current assets classified as held for sale and discontinued operations.

Improving Disclosures about Financial Instruments (Amendments to IFRS 7 Financial Instruments: Disclosures) The amendments to IFRS 7 expand the disclosures required in respect of fair value measurements and liquidity risk. The Group has elected not to provide comparative information for these expanded disclosures in the current year in accordance with the transitional reliefs offered in these amendments.

Standards and Interpretations adopted with no effect on financial statements

IAS 28 (as revised in 2008) Investments in Associates

IFRS 3 (as revised in 2008) Business Combinations

IFRIC 13 Customer Loyalty Programmes

Amendments to IFRS 2 Share-based Payment—Vesting Conditions and Cancellations

IAS 23 (as revised in 2007) Borrowing Costs

IFRIC 16 Hedges of a Net Investment in a Foreign Operation

IFRIC 17 Distributions of Non-cash Assets to Owners (adopted in advance of effective date of 1 July 2009)

IFRIC 18 Transfers of Assets from Customers (adopted in advance of effective date of transfers of assets from customers received on or after 1 July 2009)

Improvements to IFRSs (2008)

Amendments to IAS 40 Investment Property

Amendments to IAS 20 Accounting for Government Grants and Disclosure of Government Assistance

Amendments to IAS 39 Financial Instruments: Recognition and Measurement and IFRS 7 Financial Instruments: Disclosures regarding reclassifications of financial assets

Amendments to IAS 32 Financial Instruments: Presentation and IAS 1 Presentation of Financial Statements—Puttable Financial Instruments and Obligations Arising on Liquidation

Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards and IAS 27

Amendments to IAS 7 Statement of Cash Flows (adopted in advance of effective date of 1 January 2010)

Consolidated and Separate Financial Statements—Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate

Amendments to IAS 39 Financial Instruments: Recognition and Measurement—Eligible Hedged Items

Embedded Derivatives (Amendments to IFRIC 9 and IAS 39)

Standards and Interpretations in issue not yet adopted

Improvements to IFRSs (2009)

Amendments to IFRS 2 Share-based Payment

The directors continue to evaluate the impact of these Standards and Interpretations but do not currently anticipate that the future adoption of them will have a material impact on the consolidated financial statements of the Group.

Statutory Financial Statements

The consolidated financial statements as at 31 December 2009 and 2008 do not comprise statutory financial statements for the purposes of Section 240 of the UK Companies Act 2006. Statutory financial statements prepared in accordance with IFRS, as adopted for use in the European Union for the year ended 31 December 2009 have been delivered to the Registrar of Companies for England and Wales. The auditors’ reports on those financial statements were unqualified.

2 Significant accounting policies

Basis of accounting

The consolidated financial statements have been prepared in accordance with IFRS as issued by the International Accounting Standards Board. The consolidated financial statements have been prepared on the historical cost basis, except for the revaluation of certain financial instruments.

The principal accounting policies set out below have been consistently applied to all years presented in these financial statements.

Basis of consolidation

The consolidated financial statements comprise the results, cash flows, assets and liabilities of Delta plc and all its subsidiaries, recognising any minority interest in those subsidiaries, together with the Group’s share of the results and net assets of its associates and joint venture. The financial statements of subsidiaries, associates and joint venture are prepared as of the same reporting date using consistent accounting policies. Intercompany balances and transactions between subsidiaries, including any unrealised profits arising from intercompany transactions, are eliminated on consolidation.

Subsidiaries are entities where the Group has the power to govern the financial and operating policies, generally accompanied by a share of more than 50% of the voting rights. Subsidiaries are consolidated from the date on which control is transferred to the Group and are included until the date on which the Group ceases to control them. Where a subsidiary is less than 100% owned by the Group, the minority interest share of the results and net assets are recognised at each reporting date. Where a company with minority interests has net liabilities, no asset is recorded within minority interests unless the minority shareholder has an obligation to make good its share of the net liabilities.

Associates are entities over which the Group has the power to exercise significant influence but not control or joint control, generally accompanied by a share of between 20% and 50% of the voting rights. Joint ventures are entities subject to joint control, that is when the strategic financial and operating policy decisions relating to the activities require the unanimous consent of the parties sharing control. Investments in associates and joint ventures are accounted for using the equity method. If the Group’s share of losses in an associate or joint venture equals or exceeds its investment in the associate or joint venture, the Group does not recognise further losses, unless it has obligations in relation to or made payments on behalf of the associate or joint venture.

Business combinations

All business combinations are accounted for by applying the purchase method. The cost of a business combination is measured as the aggregate of the fair values, at the acquisition date, of the assets given, liabilities incurred or assumed and any equity instruments issued by the Group in exchange for control of the acquiree, together with any costs directly attributable to the combination. The identifiable assets, liabilities and contingent liabilities of the acquiree are measured initially at fair value at the acquisition date, except for non-current assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 “Non-current assets held for sale and discontinued operations” which are recognised at fair value less costs to sell. The excess of the cost of the business combination over the Group’s interest in the fair value of the identifiable assets (including any intangibles recognised), liabilities and contingent liabilities is recognised as goodwill.

The interests of minority shareholders in the acquiree are initially measured at the minority’s proportion of the net fair value of the assets, liabilities and contingent liabilities recognised.

Goodwill

Goodwill acquired in business combinations represents the excess of the cost of a business combination over the Group’s interest in the fair value of the identifiable assets (including any intangibles recognised), liabilities and contingent liabilities of the subsidiary, associate or joint venture at the date of acquisition. Goodwill is carried at cost less any accumulated impairment loss. Goodwill is tested at least annually for impairment or if circumstances indicate that the carrying value may be impaired. Any impairment is calculated in accordance with IAS 36 “Impairment of assets” and is recognised immediately in the consolidated income statement and is not subsequently reversed. Goodwill subsisting on disposal of the related operation is taken to the consolidated income statement as part of the profit or loss on disposal.

Goodwill arising on acquisitions before the date of transition to IFRS has been retained at the previous UK GAAP amounts subject to being tested for impairment at that date. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and is not included in determining any subsequent profit or loss on disposal.

Intangible Assets

Intangible assets are stated at cost less accumulated amortisation and any provision for impairment. They are amortised in accordance with the relevant income stream over their useful lives from the time they are first available for use. The estimated time useful lives vary according to the specific use of the asset but are typically: one to three years for customer relationships; up to one year for customer order back-logs; and one to five years for trademarks and brand. Intangible assets which are not being amortised are subject to annual impairment reviews.

Investments in associates

An associate is an entity over which the Group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

The results and assets and liabilities of associates are incorporated in these financial statements using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. Under the equity method, investments in associates are carried in the consolidated statement of financial position at cost as adjusted for post-acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments. Losses of an associate in excess of the Group’s interest in that associate (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate) are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the associate recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

Where a group entity transacts with an associate of the Group, profits and losses are eliminated to the extent of the Group’s interest in the relevant associate.

Non-current assets held for sale

Non-current assets (and disposal groups) classified as held for sale are measured at the lower of their previous carrying amount and fair value less costs to sell.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset (or disposal group) is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

Revenue recognition

The Group sells manufactured galvanized steel products, grinding media and electrolytic manganese dioxide. Revenue from the sale of these goods is measured at the fair value of the consideration received and is recognised when the Group has transferred the significant risks and rewards of ownership of the goods and services to the buyer, when the amount of revenue can be measured reliably and when it is probable that the economic benefits associated with the transaction will flow to the Group. Revenue is measured net of discounts, value added tax and other sales related taxes.

The Group also provides hot-dip galvanizing services. Revenue is typically recognised once the Group has performed its services for the customer, evidenced either by delivery of finished goods or other evidence of completion of work.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

Dividend income from investments is recognised when the shareholders’ rights to receive payment have been established.

Leasing

Leases other than finance leases are classified as operating leases. Payments made under operating leases are recognised as an expense in the consolidated income statement on a straight-line basis over the lease term. Any incentives to enter into operating leases are recognised as a reduction of rental expense over the lease term on a straight-line basis.

Foreign currencies

The financial statements for each of the Group’s subsidiaries and associates are prepared using their functional currency. The functional currency is the currency of the primary economic environment in which an entity operates.

The functional currency of all the Group’s subsidiaries is the currency of the country in which that subsidiary operates.

The presentation currency of the Group and functional currency of Delta plc is sterling.

Foreign currency transactions are translated into the functional currency of the entity using exchange rates prevailing at the dates of the transactions. Exchange differences resulting from the settlement of such transactions and from the translation at exchange rates ruling at the statement of financial position date of monetary assets and liabilities denominated in currencies other than the functional currency of the entity are recognised in the consolidated income statement.

The statement of financial positions of foreign operations are translated into pound sterling using the exchange rate at the statement of financial position date and the income statements are translated into pound sterling using the average exchange rate for the year. Where this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, the exchange rate on the transaction date is used.

Exchange differences arising upon consolidation are taken to the cumulative translation reserve in equity. The cumulative exchange difference held in shareholders’ equity in respect of an operation is transferred to the consolidated income statement upon disposal.

Operating profit

Operating profit is defined as revenue from continuing operations less related expenses and is stated before the share of post-tax profits/(losses) of associates and joint venture and before investment income, other gains and losses, finance costs and tax.

Retirement benefit costs

The Group operates defined benefit pension plans and defined contribution pension plans.

A defined benefit pension plan is one that specifies the amount of pension benefit that an employee will receive on retirement. The Group operates a number of funded defined benefit pension plans, where actuarially-determined payments are made to trustee-administered funds.

The defined benefit obligation is calculated by independent actuaries using the projected unit credit method and is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

The Group accounts for actuarial gains and losses in full through the consolidated statement of recognised income and expense in the year in which they occur. Where the actuarial valuation of the plan demonstrates that the plan is in surplus, the recognisable asset is limited to that for which the Group can benefit in the future.

The current service cost is included in distribution costs and administrative expenses in the consolidated income statement. Past service costs, if any, are similarly included where the benefits have vested, otherwise they are amortised on a straight-line basis over the vesting period. Gains and losses on settlements and curtailments are taken to the consolidated statement of comprehensive income.

The expected return on assets of funded defined benefit pension plans is recorded in investment income in the consolidated income statement. The expected interest on pension plan liabilities is recorded in finance costs in the consolidated income statement.

A defined contribution plan is one under which fixed contributions are paid to a third party. The Group has no further payment obligations once these contributions have been paid. The contributions are recognised in the consolidated income statement when they are due.

Taxation

The Group’s liability for current tax, including UK and foreign tax, is provided at amounts expected to be paid or recovered using tax rates that have been enacted or substantially enacted by the statement of financial position date.

Tax expense represents the sum of tax currently payable and deferred tax. The tax currently payable is based on the taxable profit for the year. Taxable profit differs from reported profit in the consolidated income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Deferred tax is provided in full, using the statement of financial position liability method, on temporary differences arising between the tax base of assets and liabilities used in the computation of taxable profit and their carrying amounts in the financial statements.

Deferred tax liabilities are recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible differences can be utilised. Deferred tax is provided for on unremitted earnings within the Group where it is expected that these earnings will be distributed in the future.

Deferred tax assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than a business combination) of other assets and liabilities in a transaction that affects neither the tax profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the year when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are not discounted.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to corporate taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Property, plant and equipment

Property, plant and equipment is carried at cost less accumulated depreciation and accumulated impairment losses. Cost comprises purchase price and directly attributable costs.

Freehold land and assets under construction are not depreciated. For all other property, plant and equipment, depreciation is calculated on a straight-line basis to allocate cost less residual values of the assets over their estimated useful economic lives as follows:

Freehold buildings	50 years
Leasehold property	Term of lease
Plant and machinery, including motor vehicles	4 to 25 years
Fixtures, fittings, tools and equipment	5 years

Inventories

Inventories are measured at the lower of cost and net realisable value. Cost is determined on a first-in, first-out basis for our Galvanizing Services’ related businesses or otherwise a weighted average cost basis. Cost comprises directly attributable purchase and conversion costs and an allocation of production overheads based on normal operating capacity. Net realisable value is the estimated selling price less estimated costs of completion and marketing, selling and distribution costs. Provision is made for obsolete, slow-moving or defective items where appropriate.

Impairment of assets

The Group assesses at each reporting date whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Group makes an estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is written down to its recoverable amount. Recoverable amount is the higher of fair value less costs to sell and value in use and is determined for an individual asset. If the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, the recoverable amount of the cash-generating unit to which the asset belongs is determined. The present value of estimated future cash flows is calculated using discount rates reflecting the risks specific to that asset and the current market assessment of the time value of money for the value in use calculation. Impairments are recognised in the consolidated income statement.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of the recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised in income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Cash and cash equivalents

Cash and cash equivalents for the purposes of the consolidated cash flow statement comprise cash at bank and in hand, money market deposits and other short-term highly liquid investments with original maturities at acquisition of three months or less, and bank overdrafts. Bank overdrafts are shown within current liabilities in the consolidated statement of financial position.

Financial instruments

Financial assets and financial liabilities are recognised in the Group’s statement of financial position when the Group becomes a party to the contractual provisions of the instrument. The fair values of financial assets and financial liabilities are determined as follows:

•                  Foreign currency forward contracts are measured using quoted forward exchange rates and yield curves derived from quoted interest rates matching maturities of the contracts.

•                  Foreign currency options are measured using quoted foreign exchange rates, yield curves derived from quoted interest rates matching maturities of the contracts and foreign currency volatilities derived from quoted prices for similar foreign currency options.

•                  The fair value of non-derivative financial assets and financial liailities with standard terms and conditions and traded on active liquid markets are determined with reference to quoted market prices.

•                  The fair value of other non-derivative financial assets and financial liabilities are determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from observable current market transactions and dealer quotes for similar instruments.

Financial assets

All financial assets are recognised and derecognised on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the investment within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit or loss, which are initially measured at fair value.

Financial assets are classified into the following specified categories: financial assets ‘at fair value through profit or loss’ (FVTPL), ‘held-to-maturity’ investments, ‘available-for-sale’ (AFS) financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Financial assets through profit and loss (FVTPL)

Derivatives embedded in other financial instruments or other non-financial host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host.

‘Held-to-maturity’ investments

Bills of exchange and debentures with fixed or determinable payments and fixed maturity dates that the Group has the positive intent and ability to hold to maturity are classified as held-to-maturity investments. Held-to-maturity investments are recorded at amortised cost using the effective interest method less any impairment, with revenue recognisd on an effective yield basis.

‘Available for sale’

The Group has an investment in unlisted shares that are not traded in an active market that is classified as an associate.

Loans and receivables

Trade receivables are measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated irrecoverable amounts are recognised in income when there is objective evidence that the asset is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset, or, where appropriate, a shorter period.

Income is recognised on an effective interest basis for debt instruments other than those financial assets classified as at FVTPL. The Group chooses not to disclose the effective interest rate for debt instruments that are classified as at fair value through profit or loss.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire; or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Trade payables

Trade payables, loans and other payables are measured at amortised cost using the effective interest rate method.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’.

Other financial liabilities

Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs. Other financial liabilities are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective yield basis. The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.

Derecognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire.

Hedge accounting

The Group designates certain hedging instruments, which include derivatives, embedded derivatives and non-derivatives in respect of foreign currency risk, as either fair value hedges, cash flow hedges, or hedges of net investments in foreign operations. Hedges of foreign exchange risk on firm commitments are accounted for as cash flow hedges.

At the inception of the hedge relationship, the entity documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument that is used in a hedging relationship is highly effective in offsetting changes in fair values or cash flows of the hedged item.

Note 22 sets out details of the fair values of the derivative instruments used for hedging purposes.

Fair value hedges

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in profit or loss immediately, together with any changes in the fair value of the hedged item that is attributable to the hedged risk. The change in the fair value of the hedging instrument and the change in the hedged item attributable to the hedged risk are recognised in the line of the income statement relating to the hedged item.

Hedge accounting is discontinued when the Group revokes the hedging relationship, the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. The adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to profit or loss from that date.

Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are deferred in equity. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss, and is included in the ‘other gains and losses’ line of the income statement.

Amounts deferred in equity are recycled in profit or loss in the periods when the hedged item is recognised in profit or loss, in the same line of the income statement as the recognised hedged item. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the non-financial asset or non-financial liability.

Hedge accounting is discontinued when the Group revokes the hedging relationship, the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. Any cumulative gain or loss deferred in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was deferred in equity is recognised immediately in profit or loss.

Provisions

Provisions are recognised when a present obligation (legal or constructive) exists in respect of a past event, it is probable that a transfer of economic benefits will be required to settle the obligation and where the amount can be reliably estimated by the directors. Where the impact is material, provisions are discounted to present value.

Share-based payments

The Group operates various equity-settled incentive schemes for certain employees. For equity-settled share options and awards, the services received from employees are measured by reference to the fair value of the share options or awards granted. Fair value is calculated at grant date and recognised in the consolidated income statement, together with a corresponding increase in shareholders’ equity, on a straight-line basis over the vesting period, based on an estimate of the number of options or awards that will eventually vest. Vesting conditions, other than market conditions, are not taken into account when estimating fair value.

Fair value is measured using either the Black-Scholes option pricing or Stochastic model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

Employee Share Ownership Trust

Investments in own shares (held through an Employee Share Ownership Trust) are shown at cost as a deduction from shareholders’ equity and shown under the heading “Employee Share Ownership Trust” in the consolidated statement of financial position. The costs of administration of the Employee Share Ownership Trust are included in the consolidated income statement as they accrue. Dividends on shares held by the Trust have been waived.

3 Critical accounting judgements and key sources of estimation uncertainty

In the process of applying the Group’s accounting policies which are described above, management has made various judgements that potentially have a significant effect on the amounts recognised in the financial statements. These judgements relate primarily to the following items:

Pensions (see note 37)

The obligation in respect of the Group’s retirement benefit obligations is dependent on a number of estimates including those relating to mortality, inflation, salary increases and the rate at which liabilities are discounted. Any change in these assumptions would impact the retirement benefit obligation recognised.

Provisions in respect of disposed entities (see note 25)

Provisions in respect of disposed entities relate to the current estimate of future liabilities expected to arise as a result of businesses disposed, where the Group has retained responsibility for items including product warranty, product liability and environmental remediation. At the end of each reporting period management performs a detailed assessment of expected future cash outflows relating to these obligations, and adjusts remaining provisions accordingly. In reviewing these provisions consideration is given to the historical utilisation of such provisions, and the expected costs of works either ongoing currently or reasonably expected to be undertaken for which the Group would be liable.

Carrying amount of certain assets and goodwill (see note 14)

In reviewing the carrying value of certain assets and capitalised goodwill, estimates of future financial performance of the assets and businesses concerned are taken into account. The estimates inherently include assumptions of internal and external factors that, whilst considered reasonable at the date of these accounts, may change in the future from those levels currently expected.

Deferred tax assets (see note 26)

Deferred tax has only been recognised where it has been assumed that the deferred tax asset is recoverable. The accumulated losses reported by the Group for tax purposes in various tax jurisdictions have not been recognised as deferred tax assets where the Directors hold the view that it is improbable that the Group will be able to utilise them in the future. The future use, if any, of these accumulated losses will depend upon applicable tax rules and regulations, and upon the Group generating appropriate taxable income in those jurisdictions.

4 Revenue

An analysis of significant categories of revenue, as defined and disclosed in accordance with IAS 18: Revenue, is given below:

£ million	Notes	2009	2008
Continuing operations:
Sales of goods		333.0	330.8
Interest on bank deposits	7	2.9	7.2
Dividends received from investment	7	0.3	—
Discontinued operations:
Sales of goods	11	—	—
		336.2	338.0

5 Segmental information

The details of the principal activities are as follows:

Engineered Steel Products	Manufacture and distribution of galvanized steel products, grinding media and engineered tooling.
Galvanizing Services	Provision of hot-dip galvanizing and zinc reclamation services.
Manganese Materials	Manufacture and distribution of electrolytic manganese dioxide for use in the manufacture of primary batteries.

Segment profit represents operating profit earned by each segment without the allocation of business closure costs, central administration costs including directors’ salaries and expenses that management view as being outside the normal course of business. This is the measure reported to the Group’s Chief Executive for the purpose of resource allocation and assessment of segment performance.

Information regarding the Group’s operating segments is reported below.

Year ended 31 December 2009

Continuing operations

£ million	Engineered Steel Products	Galvanizing Services	Manganese Materials	Eliminations	Total
External sales	218.7	77.5	36.8	—	333.0
Inter-segment sales(1)	0.3	3.4	—	(3.7)	—
Total revenue	219.0	80.9	36.8	(3.7)	333.0
Segment operating profit	31.5	8.4	11.0	—	50.9
Central administration costs and directors’ salaries					(4.3)
Business closure costs					5.3
Exceptional impairment of land and buildings					(1.5)
Operating profit					50.4
Share of post-tax profit of associate and joint venture					3.1
Impairment of investment					(0.3)
Investment income					15.5
Finance costs					(12.6)
Pension settlement					0.5
Profit before tax (continuing operations)					56.6
Tax					(15.3)
Profit after tax (continuing operations)					41.3

Discontinued operations

£ million
Costs relating to disposed entities	(1.6)
Loss before tax (discontinued operations)	(1.6)
Tax	—
Loss after tax (discontinued operations)	(1.6)
Consolidated profit for the year	39.7

Note:

(1)                                  Inter-segment sales are charged at prevailing market rates.

Year ended 31 December 2008 Restated

Continuing operations

£ million	Engineered Steel Products	Galvanizing Services	Manganese Materials	Eliminations	Total
External sales	200.9	86.6	43.3	—	330.8
Inter-segment sales(1)	0.4	3.9	—	(4.3)	—
Total revenue	201.3	90.5	43.3	(4.3)	330.8
Segment operating profit	21.3	10.2	9.2	—	40.7
Business closure costs					(2.8)
Profit on disposal of property					6.0
Central administration costs and directors’ salaries					(4.0)
Operating profit					39.9
Share of post-tax profit of associate and joint venture					8.4
Investment income					30.7
Finance costs					(25.7)
Pension settlement					(48.8)
Profit before tax (continuing operations)					4.5
Tax					(8.2)
Loss after tax (continuing operations)					(3.7)

Discontinued operations

£ million
Release of provisions of previously disposed operations	0.3
Profit before tax (discontinued operations)	0.3
Tax credit	0.2
Profit after tax (discontinued operations)	0.5
Consolidated loss for the year	(3.2)

Note:

(1)                                  Inter-segment sales are charged at prevailing market rates.

Segment assets

£ million	2009	2008
Engineered Steel Products	89.7	90.0
Galvanizing Services	81.4	78.5
Manganese Materials	43.6	48.5
Total segment assets	214.7	217.0
Unallocated assets	158.9	123.9
Consolidated total assets	373.6	340.9

Other segment information

Capital additions and depreciation

£ million	2009	2008
Additions to non-current assets
Engineered Steel Products	5.5	4.0
Galvanizing Services	7.7	8.7
Manganese Materials	1.1	0.4
	14.3	13.1

Depreciation and amortisation
Engineered Steel Products	3.0	3.1
Galvanizing Services	3.4	2.8
Manganese Materials	1.6	0.9
	8.0	6.8

Geographical information

The Group operates in six principal geographical areas—Europe (including UK, country of domicile), Australasia, South-East Asia, North and South America, Near and Middle East and Africa.

The Group’s revenue from external customers by geographical location is detailed below:

£ million	2009	2008
Europe (including UK)	4.0	20.5
Australasia	219.0	209.6
South-East Asia	52.6	56.0
North and South America	50.6	38.6
Near and Middle East	1.8	1.7
Africa	5.0	4.4
Total revenue	333.0	330.8

Information about major customers

The Group has many customers in different geographical locations. No customer had sales which exceeded 10% of Group revenues (2008: none).

6 Profit for the year

Profit for the year for total operations has been arrived at after charging/(crediting):

£ million	Notes	2009	2008
Cost of inventories recognised as an expense		156.5	160.1
Research and development costs		0.3	0.6
Depreciation of property, plant and equipment	15	7.9	6.5
Amortisation of other intangible assets	14	0.1	0.3
Operating lease rentals:
—land and buildings		3.2	2.5
—plant and equipment		1.8	1.9
Staff costs		61.1	62.0
Part reversal of impairment of share of net assets of associate	17	—	(6.4)
Impairment of property, plant and equipment	15	0.6	(0.6)
Impairment of inventories	18	0.6	0.7
Impairment of trade receivables	19	0.2	0.6

7 Investment income

		Continuing operations
£ million	Note	2009	2008
Interest on bank deposits		2.9	7.2
Dividends received from investment		0.3	—
Expected return on defined pension scheme assets	37	12.3	23.5
		15.5	30.7

8 Finance costs (including pension settlement)

£ million	Note	2009	2008
Interest on borrowings		0.2	0.6
Expected interest on defined benefit scheme liabilities	37	12.4	25.1
		12.6	25.7
Pension settlement		(0.5)	48.8
		12.1	74.5

The 2008 settlement costs in relation to the Delta Pension Plan constituted a one-off contribution by, and charge to the Group of £49.9 million to the Trustees toward a total bulk annuity purchase of £450.9 million, incremental settlement-related credit of £2.1 million, together with associated advisors costs of £1.0 million. The purchase of the bulk annuity was in relation to the funding of Delta Pension Plan (DPP) liabilities pertaining to the pensioner population. This pensioner population substantially relates to former employees of UK businesses no longer owned by the Group.

£0.5 million of the total settlement costs accrued for in 2008 was credited to profit for the year during 2009, since costs were lower than expected.

9 Tax

Tax expense

	2009			2008
£ million	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Corporate tax:
Current tax—current year	15.4	—	15.4	9.5	—	9.5
Deferred tax—current year	0.1	—	0.1	2.1	—	2.1
Adjustment in respect of prior years
—current tax	(0.4)	—	(0.4)	(0.8)	(0.2)	(1.0)
—deferred tax	0.2	—	0.2	(2.6)	—	(2.6)
Tax expense for the year	15.3	—	15.3	8.2	(0.2)	8.0

Following the change in rate on 1 April 2008 from 30% to 28%, prior year corporation tax is calculated at an average rate for the year of 28.5%.

Tax in other jurisdictions is calculated at the rates prevailing in the respective jurisdictions.

Reconciliation of tax expense

The total charge for the year can be reconciled to the accounting profit as follows:

£ million	2009	2008
Profit/(loss) before tax:
Continuing operations	56.6	(3.7)
Discontinued operations (including disposals)	(1.6)	0.3
	55.0	(3.4)
Tax at the UK corporation tax rate of 28% (2008: 28.5%)	15.4	(1.0)
Tax effect of items not deductible/assessable for tax purposes:
Non-deductible closure costs of EMD Australia business	—	0.6
Net release of provisions relating to disposed entities	0.7	(0.1)
Deferred tax not recognised on Delta Pension Plan settlement costs	—	10.4
IAS 19 pension deferred tax adjustment	—	0.6
Other expenses that are not tax deductible	(2.5)	0.2
Tax effect of utilisation of tax losses, capital allowances not previously recognised	(2.4)	(4.1)
Tax effect of unrelieved current year losses	0.3	2.8
Effect of different tax rates of subsidiaries operating in other jurisdictions	0.1	0.1
Withholding tax	2.7	0.8
Adjustment in respect of prior years	(0.2)	(3.6)
Other	1.2	1.3
Tax expense for the year	15.3	8.0

In 2008 the Australian operations claimed a one-off tax credit arising from the establishment of a consolidated tax group for the Australian entities of £1.5 million.

A tax credit on environmental remediation costs incurred, as described in note 15, amounted to £0.2 million.

10 Business closure costs

£ million		Year ended 31 December 2009	Restated Year ended 31 December 2008
Closure of site	(a)	—	(0.7)
Business closure costs	(b)	5.7	(2.1)
Loss on disposal of business	(c)	(0.4)	—
Total business closure costs		5.3	(2.8)
Impairment of other investment	(d)	(0.3)	—
		5.0	(2.8)

(a)                                  On 12 December 2008 the Group announced the closure of its machine tool manufacturing site at Kirkby, Nottinghamshire, UK. The costs associated with this closure amounted to £0.7 million.

(b)                                  On 18 December 2007, the Group announced the closure of its EMD Australian business, as part of a co-ordinated plan to address the on-going loss-making nature of that business. Additional liabilities of £2.1 million were recognised in 2008 as follows:

(i)                                     Site restoration and rehabilitation costs of £1.8 million.

(ii)                                  Impairment of plant and equipment to its recoverable amount of £0.3 million.

During 2009 the closure provisions previously established for the EMD Australia residue disposal site were reduced by £7.0 million. This is primarily due to the amendment of the environmental licence governing the Kooragang island site which will allow a more cost-effective rehabilitation. Offset against this are costs of £1.3 million incurred during the year in maintaining the sites prior to sale.

(c)                                  On 3 July 2009 the Group disposed of its machine tool manufacturing business at Manchester, UK. The loss on disposal amounted to £0.4 million. See note 32 for more details.

(d)                                  Impairment of other investments of £0.3 million relate to a write down of investments held by the Group (2008:£nil).

11 Profit for the year from discontinued operations

During the year, costs of £1.6 million were incurred in respect of previously disposed businesses (2008: £0.3 million credit).

The table below details the operating results on previously disposed businesses.

Year ended 31 December 2009

£ million	2009
Operating profit	—
Cost relating to disposed businesses	(1.6)
Loss before tax	(1.6)
Tax	—
Loss after tax	(1.6)
Net loss attributable to discontinued operations	(1.6)

Discontinued operations include a net receipt of £nil (2008: £1.6 million) to the Group’s net operating cash flows and a net payment of £1.5 million (2008: £nil) in respect of investing activities.

The effect of discontinued operations on segment results is disclosed in note 5.

Year ended 31 December 2008

£ million	2008
Operating profit	—
Adjustments to provisions	0.3
Profit before tax	0.3
Tax credit	0.2
Profit after tax	0.5
Net profit attributable to discontinued operations	0.5

During 2008, a refund of capital gains tax of ZAR3.0 million (£0.2 million) was received from the South African tax authorities in respect of the disposal of the former South African Industrial Supplies businesses in September 2005.

The effect of discontinued operations on segment results is disclosed in note 5.

12 Dividends

Preference dividends

£ million	2009	2008
6.0% cumulative first preference shares and 4.5% cumulative second preference shares	0.1	0.1

Ordinary dividends

£ million		2009	2008
Proposed dividends for the period:
—ended 30 June 2008	(1.9 pence per share)	—	2.9
—ended 31 December 2008	(4.6 pence per share)	—	7.1
—ended 30 June 2009	(2.4 pence per share)	3.7	—
		3.7	10.0

£ million		2009	2008
Paid dividends for the period:
—ended 31 December 2007	(3.4 pence per share)	—	5.2
—ended 30 June 2008	(1.9 pence per share)	—	2.9
—ended 31 December 2008	(4.6 pence per share)	7.1	—
—ended 30 June 2009	(2.4 pence per share)	3.7	—
		10.8	8.1
Total preference and ordinary dividends paid		10.9	8.2

Dividends in respect of minority interests

£ million	2009	2008
Proposed dividends for the period:
—ended 30 June 2008	—	—
—ended 31 December 2008	—	2.9
—ended 30 June 2009	3.2	—
—ended 31 December 2009	8.7	—
	11.9	2.9

£ million	2009	2008
Paid dividends for the period:
—ended 30 June 2008	—	—
—ended 31 December 2008	—	1.5
—ended 30 June 2009	4.6	—
—ended 31 December 2009	7.3	—
	11.9	1.5

Delta EMD Limited, incorporated in South Africa, declared a final dividend of R0.80 per share, which will be payable on 15 March 2010. The dividend was announced on 19 February 2010 and has not been included as a liability in these consolidated financial statements.

13 Earnings per share

The calculation of the earnings per share figures is based on the earnings and weighted average number of shares tables presented below.

	Continuing operations		Discontinued operations		Total operations
Pence per share	2009	2008 Restated	2009	2008 Restated	2009	2008 Restated
IAS 33
Basic earnings per share	21.2	(6.0)	(1.0)	0.3	20.2	(5.7)
Diluted earnings per share	21.2	(6.0)	(1.0)	0.3	20.2	(5.7)

Earnings

	Continuing operations		Discontinued operations		Total operations
£ million	2009	2008 Restated	2009	2008 Restated	2009	2008 Restated
IAS 33
Profit/(loss) attributable to equity holders	31.0	(8.5)	—	—	31.0	(8.5)
Adjustments:
Profit/(loss) from discontinued operations	1.6	(0.5)	(1.6)	0.5	—	—
Preference dividends (note 12)	(0.1)	(0.1)	—	—	(0.1)	(0.1)
	32.5	(9.1)	(1.6)	0.5	30.9	(8.6)

Weighted average number of ordinary shares

Number of shares (million)	2009	2008
For basic earnings per share
Weighted average number of shares(1)	152.7	152.2
For diluted earnings per share
Total per above(1)	152.7	152.2
Effect of dilutive share options(2)	0.1	0.2
Revised weighted average number	152.8	152.4

(1)                                  The number of ordinary shares represents the weighted average for the period. The average number of ordinary shares in issue excludes those held in the Delta plc Employee Share Ownership Trust, which are treated as cancelled.

(2)                                  For diluted earnings per share, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all potentially dilutive ordinary shares. Where basic earnings per share are at a loss, the anti-dilutive effect of any further shares is ignored.

14 Intangible assets

£ million	Goodwill	Trademarks	Customer lists	Customer relationships	Total
Cost
At 31 December 2007	6.7	—	—	—	6.7
Exchange differences	0.7	0.1	—	—	0.8
Acquisition of subsidiary	1.6	0.3	0.1	0.1	2.1
At 31 December 2008	9.0	0.4	0.1	0.1	9.6
Exchange differences	0.9	—	—	—	0.9
At 31 December 2009	9.9	0.4	0.1	0.1	10.5
Accumulated amortisation and impairment losses
At 31 December 2007	(0.6)	—	—	—	(0.6)
Amortisation charge for the year	—	(0.2)	—	(0.1)	(0.3)
At 31 December 2008	(0.6)	(0.2)	—	(0.1)	(0.9)
Amortisation charge for the year	—	(0.1)	—	—	(0.1)
At 31 December 2009	(0.6)	(0.3)	—	(0.1)	(1.0)
Carrying amount
At 31 December 2009	9.3	0.1	0.1	—	9.5
At 31 December 2008	8.4	0.2	0.1	—	8.7

Goodwill by business segment

£ million	2009	2008
Engineered Steel Products	6.6	5.9
Galvanizing Services	2.7	2.5
Manganese Materials	—	—
	9.3	8.4

The Group’s goodwill at 31 December 2009 totalled £9.3 million, being approximately 2.5% of the Group’s total assets.

The Group’s accounting policy regarding impairment testing of goodwill is stated in note 2 and includes testing annually for impairment or more frequently if indicators of impairment exist. There has been no impairment to goodwill recorded in 2009 or 2008. The goodwill impairment testing uses a methodology similar to that described on the following page.

Goodwill is allocated for impairment testing to cash-generating units (CGUs) which reflect how it is monitored for internal management purposes, hence it is allocated to the primary segments noted above.

The recoverable amount of each CGU is determined based on calculating its value in use, which is calculated by discounting cashflow forecasts for the CGU. The cash flow forecasts are derived from the most recent financial budgets approved by management for the next three years and extrapolates cash flows into perpetuity based on an estimated growth rate, which is based on GDP for the territories in which the businesses operate. The rate used to discount the forecast cash flows is based on an estimate of Delta’s weighted average cost of capital of 8.5% and is adjusted for factors specific to the particular CGU.

Management believes that any reasonable change in the key assumptions would not cause the carrying amounts to exceed their recoverable amounts.

15 Property, plant and equipment

£ million	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
Cost
At 31 December 2007	47.6	104.4	8.8	160.8
Capital additions	2.5	9.5	1.1	13.1
Exchange differences	8.3	11.1	1.1	20.5
Acquisition of business	—	0.4	0.3	0.7
Disposals	(3.0)	(2.6)	(1.3)	(6.9)
At 31 December 2008	55.4	122.8	10.0	188.2
Capital additions	4.2	8.6	1.5	14.3
Exchange differences	2.2	12.2	0.8	15.2
Disposal of businesses	(0.4)	(1.6)	(0.2)	(2.2)
Disposals	(0.5)	(9.0)	(1.1)	(10.6)
At 31 December 2009	60.9	133.0	11.0	204.9

£ million	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
Accumulated depreciation and impairment losses
At 31 December 2007	(14.1)	(67.7)	(7.1)	(88.9)
Depreciation charge for the year	(1.2)	(4.6)	(0.7)	(6.5)
Exchange differences	(3.1)	(8.9)	(0.8)	(12.8)
Acquisition of business	—	(0.1)	(0.1)	(0.2)
Impairment losses	—	0.6	—	0.6
Reversal of depreciation on disposed assets	0.5	1.9	1.1	3.5
At 31 December 2008	(17.9)	(78.8)	(7.6)	(104.3)
Depreciation charge for the year	(1.6)	(5.4)	(0.9)	(7.9)
Exchange differences	(0.8)	(7.5)	(0.7)	(9.0)
Impairment losses	(1.5)	(0.6)	—	(2.1)
Disposal of businesses	0.1	1.5	0.1	1.7
Reversal of depreciation on disposed assets	0.1	8.7	1.0	9.8
At 31 December 2009	(21.6)	(82.1)	(8.1)	(111.8)
Carrying amount
At 31 December 2009	39.3	50.9	2.9	93.1
At 31 December 2008	37.5	44.0	2.4	83.9

In the year ended 31 December 2008 a profit on sale of property of £6.0 million was recognised, which related to the disposal of a former site of an Australian Engineered Steel Products business on 27 June 2008. Total net consideration amounted to £8.6 million.

Land and property of an Australian Galvanizing business, including remediation costs, was impaired by £1.5 million to its recoverable amount. This land and property was vacant at the year end and will require further environmental remediation costs to be incurred prior to its disposal.

Included in the previous tables are payments on account and assets in the course of construction:

£ million	Land and buildings	Plant and machinery	Fixtures, fittings, tools and equipment	Total
At 31 December 2009	0.2	1.6	0.4	2.2
At 31 December 2008	0.1	0.9	0.1	1.1

Operating leases commitments are disclosed in note 35.

The Group does not pledge any property, plant and equipment as security for liabilities (2008: £nil) or provide as collateral or hold guarantees over these assets (2008: £nil).

Capital commitments

£ million	2009	2008
Commitments for the acquisition of property, plant and equipment	1.1	3.0

16 Principal Group and associated companies at 31 December 2009

Country of incorporation	Company	% Interest	Activity
Great Britain	Delta plc	n/a	Parent holding company
Australia	Hi-Light Industries Pty Ltd	100%	Galvanized steel products
Australia	Webforge Australia Pty Ltd	100%	Galvanized steel products
Australia	Donhad Pty Limited	60%	Mining consumables
Australia	Galvline Tasmania Pty Ltd	100%	Galvanizing services
Australia	Industrial Galvanizers Corporation Pty Ltd	100%	Galvanizing services
China	Chengdu Webforge Grating Co Ltd	100%	Galvanized steel products
China	Guangzhou Webforge Grating Co Ltd	100%	Galvanized steel products
China	Wuxi Webforge Grating Co Ltd	100%	Galvanized steel products
China	Wuxi Webforge Trading Co Ltd	100%	Galvanized steel products
Indonesia	PT Webforge Indonesia	100%	Galvanized steel products
Indonesia	PT Bukit Terang Paksi Galvanizing(i)	50%	Galvanizing services
Malaysia	Webforge (KL) Sdn Bhd	100%	Galvanized steel products
Malaysia	Industrial Galvanizers Corporation (Malaysia) Sdn Bhd	70%	Galvanizing services
New Zealand	New Zealand Webforge (NZ) Ltd	100%	Galvanized steel products
Philippines	Webforge Philippines Inc	100%	Galvanized steel products
Philippines	Industrial Galvanizers Corporation of the Philippine Inc	100%	Galvanizing services
Singapore	Webforge (Singapore) Pte Ltd	100%	Galvanized steel products
South Africa	Delta EMD (Pty) Ltd(ii)	56.4%	Electrolytic Manganese
South Africa	DEI Services (Pty) Ltd	56.4%	Group services
South Africa	Manganese Metal Co (Pty) Ltd(iii)	49%	Manganese metal
Thailand	Webforge (Thailand) Ltd	100%	Galvanized steel products
Great Britain	Delta Group Services Ltd(iv)	100%	Group services
USA	Industrial Galvanizers Alabama Inc	100%	Galvanizing services
USA	Industrial Galvanizers South Carolina Inc	100%	Galvanizing services
USA	Industrial Galvanizers Southeastern Inc	100%	Galvanizing services
USA	Industrial Galvanizers Virginia Inc	100%	Galvanizing services

(i)                                     Accounted for as a joint venture to 30 June 2008, and as an investment from 1 July 2008 after loss of significant influence.

(ii)                                  Delta plc’s interests in electrolytic manganese dioxide are held indirectly through Delta EMD Ltd which is listed on the Johannesburg Stock Exchange and reports results to 27 December.

(iii)                               Accounted for as an associate. This was previously disclosed as “held for sale” but has been restated as at 30 September 2009—see note 38.

(iv)                              With the exception of Delta Group Services Ltd, all of the above named companies are indirectly owned by Delta plc.

17 Interest in associate

Consolidated statement of financial position

£ million	Associates 2009	Restated 2008
Cost of investment	12.4	2.1
Share of post-tax profits	3.1	1.8
Exchange differences	(1.4)	2.1
Reversal of impairment of associate	—	6.4
Total Interest	14.1	12.4

Presented below are the summary statement of financial position information for the associate which is not included in the consolidated statement of financial position, but is detailed here for disclosure purposes only:

£ million	Associates 2009	Restated 2008
Total assets (100%)	51.4	50.3
Total liabilities (100%)	(22.6)	(25.0)
Net assets	28.8	25.3

Consolidated income statement

Revenue

The following revenue and profit before interest and tax figures are not included in the consolidated income statement, but are detailed here for disclosure purposes only:

£ million	Associates 2009	Restated 2008
Revenue (100)%	55.5	54.2
Profit before interest and tax (100)%	8.5	18.7

Share of post-tax gains of associate

£ million	Associates 2009	Restated 2008
Share of post-tax profits before asset impairment of associate	3.1	1.8
Partial reversal of asset impairment of associate	—	6.4
Share of post-tax gains	3.1	8.2

The reversal of the impairment of the net assets of the associate refers to the further recognition of £6.4 million in the year ended 31 December 2008 for MMC. MMC was impaired by £8.5 million to a nil carrying value in the year ended 31 December 2005. This impairment is now fully reversed.

The statutory annual financial statements of MMC are made up to 30 June each year. For the purpose of applying the equity method of accounting, the latest monthly management accounts have been used with appropriate adjustments made, for statutory reporting purposes.

18 Inventories

£ million	2009	2008
Raw materials	22.1	27.2
Work-in-progress	4.0	3.3
Finished goods	20.6	24.0
	46.7	54.5

Impairment charges of £0.6 million (2008: £0.7 million) against Group inventories were made in the Income Statement (see note 6). The directors consider that there is no material difference between the statement of financial position value of inventories and their replacement cost.

19 Trade and other receivables

£ million	2009	2008
Amounts falling due within one year:
Trade receivables	54.6	59.2
Allowance for doubtful debts	(1.9)	(1.8)
	52.7	57.4
Other receivables	1.4	0.7
Corporate tax receivables	0.2	1.0
Prepayments and accrued income	2.4	2.3
Trade and other receivables	56.7	61.4
Amounts falling due after one year:
Other receivables	0.3	0.4
Prepayments and accrued income	0.1	0.1
Other receivables	0.4	0.5

The directors consider that the carrying value of trade and other receivables approximates to their fair value.

The average credit period on sale of goods is 37 days (2008: 39 days). The time periods from date of invoice from which interest is charged on trade receivables varies from business to business within the Group. The Group has provided fully for all trade receivables over 120 days overdue. Trade receivables between 30 and 120 days are provided for based on estimated irrecoverable amounts from the sale of goods, determined by reference to the past default experience of the business concerned.

Included in the Group’s aggregate trade receivable balance are trade receivables with a carrying amount of £10.6 million (2008: £13.1 million) which are overdue at the reporting date for which the Group has not provided as there has not been a significant change in credit quality and the Group believes that these amounts are still considered recoverable. The Group does not hold any collateral over these balances. The average age of these receivables is 50 days (2008: 54 days).

Past due up to 30 days £7.7 million (2008: £9.6 million); past due between 30 and 60 days £1.7 million (2008: £3.5 million); past due between 60 and 90 days £1.2 million (2008: £nil) and past due greater than 90 days £nil (2008: £nil).

The movement in the aggregate allowances for doubtful debts are as follows:

£ million	2009	2008
Balance at the beginning of year	1.8	1.6
Exchange differences	(0.1)	0.4
Amounts written off during the year	(0.2)	(0.6)
Increase in allowances recognised in profit and loss	0.4	0.4
Balance at the end of the year	1.9	1.8

In determining the recoverability of trade receivables, the Group considers any change in the credit quality of the trade receivables from the date the credit was initially granted up to the reporting date. The concentration of credit risk is limited due to the customer base being large, diverse and unrelated. Accordingly, the directors believe that there is no further credit provision required in excess of the aggregate allowances for doubtful debts detailed above.

20 Other financial assets

£ million	2009	2008
Other financial assets	2.8	2.7

£2.8 million (2008: £2.7 million) cash has been secured as collateral in support of a €3.0 million letter of credit maturing in 2012.

21 Cash and cash equivalents

£ million	2009	2008
Cash	144.2	108.1
Cash and cash equivalents	144.2	108.1

Cash as at 31 December 2009 includes money market funds of £74.9 million (2008: £30.6 million) and bank and other deposits repayable in excess of 24 hours’ notice of £14.5 million (2008: £39.2 million).

£30.1 million (2008: £24.2 million) of the Group’s net cash in certain instances is subject to exchange controls, in that the authority of a government body is needed to transfer cash balances to the UK.

The carrying amounts of the Group’s cash balances are denominated in the following currencies:

At 31 December 2009

£ million	GBP	AUD	ZAR	USD	Other	Total
Cash	75.2	41.1	9.6	3.2	15.1	144.2

At 31 December 2008

£ million	GBP	AUD	ZAR	USD	Other	Total
Cash	27.2	50.9	9.5	7.4	13.1	108.1

22 Financial instruments

Capital risk management

The Group manages its capital to ensure that entities in the Group will be able to continue as going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance. The capital structure of the Group consists of debt, which includes the borrowings disclosed in note 24, cash and cash equivalents disclosed in note 21, other financial assets disclosed in note 20 and equity attributable to equity holders of the parent, comprising issued capital, reserves and retained earnings as disclosed in notes 27 to 29.

Gearing ratio

The Board reviews the capital structure on a semi-annual basis. As part of this review, the Board considers the cost of capital and the risks associated with each class of capital.The Group does not have significant debt, and does not therefore set a target gearing ratio.

Externally imposed capital requirement

The Group is not subject to externally imposed capital requirements.

Significant accounting policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset, financial liability and equity instrument are disclosed in note 2 to the financial statements.

Fair value of financial instruments

The directors consider that the carrying amounts of financial assets and financial liabilities recognised at amortised cost in the financial statements approximate their fair values, except for other investments which has a fair value of £0.5 million. Other investments are recognised at fair value through profit and loss and are measured subsequent to intial recognition at fair value and grouped under Level 3 fair value measurement based on the degree to which fair value is observable. Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset which is not based on observable market data (unobservable inputs).

Total impairment loss for the period of £0.3 million was recognised in the Consolidated Income Statement which represents the changes to fair value for the asset in order to arrive at total fair value of £0.5 million as at 31 December 2009. The fair value is obtained by reference to the net realisable value expected upon disposal of this asset.

Financial risk management objectives

The Group’s fundamental treasury policy remains one of risk management and control, and not to undertake speculative transactions. Group Treasury does not operate as a profit centre, and all activities are closely monitored by the Group Finance Department, who make recommendations to the Board on matters of treasury policy and implement policies approved by the Board.

Liquidity risk

Ultimate responsibility for liquidity risk management rests with the Board of Directors. The Group manages liquidity risk by maintaining adequate cash reserves and monitoring forecast and actual cash flows, as well as ensuring that the maturity profiles of the financial assets adequately provide for capital spending. Due to the significant cash balances held by the Group, the Group is exposed to credit risks with counterparty banks. In particular, the Group has cash balances with banks located in the UK, Republic of South Africa, Australia and the United States; and consequently has an exposure to those banking sectors. The balances are held with large commercial banks. At year end the large balances were held in Australia and the UK. In order to minimise market risk, Treasury policy dictates that surplus cash in the UK must be deposited in AAA-rated money market funds, whilst in Australia it must be deposited with AA-rated banks.

Credit risk

The Group’s financial assets include investments, trade and other receivables, derivatives and cash and cash equivalents.

Credit risk refers to the risk that a counterparty will default on its obligations in respect of these instruments to the Group.

With regard to trade receivables, Group policy is only to deal with counterparties with an appropriate credit rating. Furthermore, credit risk relating to trade receivables is considered lower than average due to the nature of our clients being large blue chip corporates and companies involved in government-funded infrastructure work. Our clients are also spread across diverse industries and geographical areas. Appropriate credit checks are undertaken on potential customers before sales commence.

Market risk

The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates.

Foreign currency exchange risk

Material currency exposures arising from trading transactions at most of the Group’s businesses are covered as they arise.

The Group utilises currency derivatives to manage its exposure to fluctuations in foreign exchange rates. The derivative instruments used are foreign exchange swaps and forward foreign exchange contracts. The Group does not trade in financial instruments, so there are no derivatives held for trading purposes.

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

	Liabilities		Assets
£ million	2009	2008	2009	2008
Australian Dollar	—	(1.1)	41.1	50.9
US Dollar	—	—	3.2	7.4
South African Rand	—	—	9.6	9.5
Other	(0.1)	(0.1)	15.1	13.1

Foreign currency sensitivity analysis

An analysis of cash and cash equivalents by currency is set out above. As none of these balances are hedged, the Group’s sensitivity to currency gains or losses upon these balances is proportional to their values. Significantly all such translation gains or losses would be reported within equity.

The Group is mainly exposed to Australian Dollars, US Dollars and South African Rand.

The following table details the Group’s sensitivities to a 10% increase and decrease in pounds sterling against the respective foreign currencies. The 10% is the rate used when reporting foreign currency risk internally to key management personnel, and represents management’s assessment of the reasonably possible change in foreign exchange rates in a normal year. The sensitivity analysis includes only outstanding foreign currency-denominated monetary items, and adjusts their translation at the period end for a 10% change in foreign currency rates. The sensitivity analysis includes external loans as well as loans to foreign operations within the Group where the denomination of the loan is in a currency other than the currency of the lender or the borrower. A positive number in the table indicates an increase in other equity where the pound sterling strengthens 10% against the relevant currency. For a 10% weakening of the pound sterling against the relevant currency, there would be an equal and opposite impact on other equity, and the balances in the tables would be negative.

	Consolidated
£ million	2009	2008
Australian Dollar
Other equity	(4.1)	(5.0)
US Dollar
Other equity	(0.3)	(0.7)
South African Rand
Other equity	(1.0)	(1.0)

Forward foreign exchange contract

The sterling values of operating profits arising in other currencies are not hedged. Consequently, the sterling value of overseas profits remains subject to currency exchange movements. The Group does not normally use net investment hedging to protect the sterling value of its non-sterling assets and no such hedging was used in 2008 or 2009.

The following comprise the book and fair values of foreign exchange contracts at each respective year end:

	2009		2008
£ million	Book Value	Fair Value	Book Value	Fair Value
Foreign exchange contracts:
Forward exchange contracts	—	—	1.7	1.7

All forward foreign exchange contracts are settled within a year.

At the statement of financial position date, the total notional amount of outstanding foreign exchange contracts that the Group has committed was £2.0 million (2008: £7.8 million).

Positive fair values for derivative financial instruments are disclosed as assets in the consolidated statement of financial position and negative fair value derivative financial instruments are disclosed as liabilities in the consolidated statement of financial position.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

Due to the significant cash balances held by the Group, the Group is exposed to credit risks with counterparty banks. In particular, the Group has cash balances with banks located in the Republic of South Africa, Australia, China and the United States; and consequently has an exposure to those banking sectors. The balances are held with large commercial banks.

The Group has no outstanding interest rate derivatives. The Group’s only significant interest rate exposures are in respect of interest receivable on cash balances.

The weighted average interest rates applied are as follows:

Year ended 31 December 2009

Interest rate (%)	GBP	AUD	ZAR	USD	Other	Total
Cash	0.7%	3.2%	7.7%	0.7%	0.8%	2.2%

Year ended 31 December 2008

Interest rate (%)	GBP	AUD	ZAR	USD	Other	Total
Cash	5.5%	6.5%	12.7%	1.1%	1.2%	6.1%

All Group cash balances and borrowings attract interest at floating rates, thus exposing the Group to cash flow interest risk. A 1% change in interest rate would impact income by about £1.3 million (2008: £1.0 million).

The directors estimate that the fair value of the Group’s cash balances and borrowings are equal to the book value shown.

The other principal features of the Group’s cash balances and borrowings are as follows:

(i)                                     Bank overdrafts are repayable on demand;

(ii)                                  No overdrafts (2008: £nil) have been secured by a charge over certain of the Group’s assets.

Intra-group loan economic hedges

The Group has taken out financial instruments to manage the exposure of the sterling value of loans granted (or payable) by Delta plc and other Group companies, where the loan is not in Delta plc’s functional currency (pounds sterling). The financial instruments used are forward foreign exchange contracts.

23 Trade and other payables

£ million	2009	2008
Amounts falling due within one year:
Trade payables	32.4	21.9
Other payables	11.1	12.1
Other taxation and social security payables	2.2	3.5
Accruals and deferred income	14.5	16.2
	60.2	53.7

Amounts falling due in more than one year:
Other payables	1.2	1.1
Other taxation and social security payables	—	0.1
Accruals and deferred income	—	3.1
	1.2	4.3
	61.4	58.0

The directors consider that the carrying amount of trade and other payables approximates to their fair value.

The average credit period on purchases of supplies is 50 days (2008: 43 days). Arrangements differ between business units regarding the payment of interest on outstanding balances. The Group has financial risk management policies in place to ensure that payables are paid within credit timeframes.

24 Borrowings

£ million	At 31 December 2009	At 31 December 2008
Bank loans	—	1.1
Finance lease liabilities	0.1	0.1
	0.1	1.2

Bank loans of £nil (2008: £1.1 million) are unsecured.

At 31 December 2009, the Group had available £10.8 million (2008: £0.4 million) of undrawn committed facilities in respect of which all conditions precedent had been met. The increase from 2008 relates to a new facility established by Delta EMD South Africa during the year amounting to £10.3 million.

The directors estimate that the fair value of the finance lease liabilities is equal to the book value shown.

Finance lease liabilities

	Minimum lease payments		Present value of minimum lease payments
£ million	At 31 December 2009	At 31 December 2008	At 31 December 2009	At 31 December 2008
No later than 1 year	0.1	0.1	0.1	0.1
Later than 1 year and not later than 5 years	—	—	—	—
Later than 5 years	—	—	—	—
Less future finance charges	—	—	—	—
Present value of minimum lease payments	0.1	0.1	0.1	0.1

Finance leases relate to vehicles with original lease terms of up to five years. The Group’s obligations under finance leases are secured by the lessors’ title to the leased assets.

25 Provisions

£ million	Restructuring provisions(i)	Disposed entities(ii)	Other(iii)	Total
At 31 December 2008	0.9	1.5	3.8	6.2
Additional provisions in the year	0.1	1.1	3.4	4.6
Utilisation of provisions in the year	(0.7)	(1.1)	(1.4)	(3.2)
Release of provisions in the year	—	(0.4)	—	(0.4)
Exchange adjustments	—	—	0.7	0.7
At 31 December 2009	0.3	1.1	6.5	7.9
Analysed as:
Current liabilities	0.3	0.7	2.0	3.0
Non-current liabilities	—	0.4	4.5	4.9
	0.3	1.1	6.5	7.9

(i)                                     Restructuring provisions relate to the closure of the EMD Australian business (see note 10).

(ii)                                  Provisions in respect of disposed entities relate to the current estimate of future liabilities expected to arise as a result of businesses disposed.

(iii)                               Includes environmental remediation and employee-related provisions.

26 Deferred tax

(Assets)/liabilities £ million	Accelerated tax depreciation of plant and equipment	Accelerated tax depreciation and timing differences of property	Unremitted earnings	Tax losses	Accrued leave and other timing differences	Total
At 31 December 2007	5.1	1.2	0.1	(4.4)	(2.2)	(0.2)
(Credit)/charge to income for the year	(2.3)	—	—	3.6	(1.8)	(0.5)
Exchange differences	(0.1)	0.1	—	(0.1)	(0.6)	(0.7)
At 31 December 2008	2.7	1.3	0.1	(0.9)	(4.6)	(1.4)
Charge/(credit) to income for the year	(0.3)	(0.2)	—	0.6	0.2	0.3
Exchange differences	0.5	0.2	—	0.1	(0.4)	0.4
At 31 December 2009	2.9	1.3	0.1	(0.2)	(4.8)	(0.7)

Certain deferred tax assets and liabilities have been offset in accordance with the Group’s accounting policy. The following is the analysis of the deferred tax balance (after offset) for statement of financial position purposes:

£ million	2009	2008
Deferred tax liabilities	4.9	4.6
Deferred tax assets	(5.6)	(6.0)
	(0.7)	(1.4)

Deferred tax not recognised

£ million	2009	2008
Capital losses	(90.0)	(71.8)
Tax losses	(19.9)	(14.0)
Property, plant and equipment	(0.2)	(6.9)
Retirement benefit obligations	(7.0)	(10.9)
Unremitted foreign earnings	1.4	33.9
	(115.7)	(69.7)

The overall amount of deductible temporary differences, unused tax losses and unused tax credits for which no deferred tax is recognised at the statement of financial position date is £416.9 million (2008: £246.0 million) together with Virginia, USA state tax losses of £7.8 million at a tax rate of 6% (2008: £8.7 million).

Capital losses

The substantial increase in capital losses arose in connection with the liquidation of a subsidiary. This crystallised a loss partly originating from the sale of Netherlands electrical trades in 2003, and partly from transactions in earlier years. However, the relevant submissions have not yet been agreed with HM Revenue and Customs, hence deferred tax has not been recognised.

Tax losses

The accumulated losses reported by the Group for tax purposes in various tax jurisdictions include the following, most of which were incurred by disposed businesses. The following figures are subject to audit by tax authorities and do not include amounts recognised as deferred tax assets that are expected to be utilised in future: £62 million in the UK (2008: £44 million), and £nil in Australia (2008: £3 million). The UK and Australian tax losses have no applicable expiry date. The future use, if any, of these accumulated losses will depend upon applicable tax rules and regulations, and upon the Group generating appropriate taxable income in those countries. Consequently, the figures include losses which it is improbable that the Group will be able to utilise in the future.

Property plant and equipment

A deferred tax asset has not been recognised in respect of temporary differences in the UK as there is insufficient evidence that the asset will be recovered. The amount of the deductible temporary differences not recognised relates to capital allowances in excess of depreciation: £0.8 million (2008: £23.9 million). The asset would be recovered if there were sufficient UK profits in the future.

Unremitted foreign earnings

No deferred tax has been recognised on the unremitted earnings of overseas subsidiaries, associates and joint venture. The temporary differences at 31 December 2009 are significantly reduced from the previous year as a result of a change to UK tax legislation which largely exempts from UK tax, overseas dividends received on or after 1 July 2009. The temporary difference on unremitted foreign earnings in 2009 is in respect of secondary taxation on future distributions from South Africa.

27 Share capital, share premium and Employee Share Ownership Trust

Share capital and share premium

£ million	2009	2008
Share capital:
Ordinary Shares	38.5	38.5
Preference Shares	2.8	2.8
	41.3	41.3

Ordinary shares

	Ordinary share capital		Share premium
£ million	2009	2008	2009	2008
Authorised:
188 million ordinary shares of 25p each	47.0	47.0	—	—
Issued and fully paid:
At the beginning of the year	38.5	38.5	34.0	34.0
Exercise of share options	—	—	—	—
	38.5	38.5	34.0	34.0

The Company has one class of ordinary share.

The total number of authorised ordinary shares was 188,000,000 (2008: 188,000,000) and 153,763,755 were shares allotted and fully paid at 31 December 2009 (2008: 153,763,755).

Preference shares

£ million		2009	2008
Authorised:
1,000,000	6% Cumulative first preference shares	1.0	1.0
2,000,000	4.5% Cumulative second preference shares	2.0	2.0
		3.0	3.0
Issued and fully paid:
866,152	6% Cumulative first preference shares	0.9	0.9
1,940,000	4.5% Cumulative second preference shares	1.9	1.9
		2.8	2.8

The total number of authorised cumulative first preference shares was 1,000,000 (2008: 1,000,000) and 866,152 shares allotted and fully paid at 31 December 2009 (2008: 866,152). The total number of authorised cumulative second preference shares was 2,000,000 (2008: 2,000,000) and 1,940,000 shares allotted and fully paid at 31 December 2009 (2008: 1,940,000). The preference shares are not redeemable.

Employee Share Ownership Trust

Shares in the ESOT are valued at their original cost and deducted from equity. The dividends on the shares held in the ESOT are waived except to the extent of 0.01p per share.

In lieu of issuing new shares, it is intended that all share-based incentives will be satisfied through the Delta plc ESOT by way of market purchase. During the year, 111,600 shares were purchased to satisfy share-based incentives at an average share price of 171p (2008: 962,500 shares at 119p). At 31 December 2009, the four shares (2008: 1,537,197 shares) held by the ESOT had a market value of £nil (2008: £1.3 million).

£ million	2009	2008
Balance at 1 January 2009	2.1	2.2
Acquisition of shares	—	1.1
Satisfaction of options	(0.6)	(0.9)
Cash remitted by Trustees	(1.3)	(0.3)
Balance at 31 December 2009	0.2	2.1

During the year, the Employee Share Ownership Trust (ESOT) satisfied options granted under the 1999 Delta Executive Share Option Scheme (“ESOS”) totalling 1,576,661 shares (2008: 617,670 shares) and awards made under the Performance Share Plan (“PSP”) totalling 72,132 shares; none of these shares were cash settled. However, there were no awards made under the Deferred Bonus Plan 2006 (“DBP”) (2008: 7,203 shares), and no awards in regards to the Save As You Earn and International Save As You Earn share option schemes (2008: 66,341 shares).

28 Translation reserve

£ million	Foreign currency translation reserve(i)
Balance at 31 December 2007	(0.8)
Exchange differences on translation of foreign operations	27.9
Balance at 31 December 2008	27.1
Exchange differences on translation of foreign operations	10.2
Balance at 31 December 2009	37.3

(i)                                     Exchange differences arising from the translation of foreign operations on consolidation are included within the foreign currency translation reserve. Cumulative translation differences were deemed to be zero at the IFRS transition date of 4 January 2004. Any gains and losses recognised in the consolidated income statement on subsequent disposal of foreign operations will therefore exclude translation differences prior to that transition date.

29 Retained earnings

£ million	Notes	Total
Balance at 31 December 2007		159.0
Dividends paid	12	(8.2)
Loss for the year		(8.5)
Share-based payments		0.4
Satisfaction of share options by ESOT		(0.8)
Actuarial losses for year	37	(12.5)
IAS 19 defined benefit pension asset recoverability assessment	37	9.5
Balance at 31 December 2008		138.9
Dividends paid	12	(10.9)
Profit for the year		31.0
Share-based payments		0.5
Satisfaction of share options by ESOT		(0.6)
Actuarial losses for year	37	(75.6)
Balance at 31 December 2009		83.3

30 Minority interests

£ million	Notes	Total
Balance at 31 December 2007		27.5
Dividends paid	12	(2.9)
Share of capital distribution		(3.2)
Exchange adjustments		1.6
Share of profit for the year		5.3
Balance at 31 December 2008		28.3
Dividends paid	12	(10.5)
Exchange adjustments		3.5
Share of profit for the year		8.7
Balance at 31 December 2009		30.0

31 Related party transactions

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its associates are disclosed below:

	Sale of goods		Purchase of goods(1)		Amounts owed to related parties(1)		Amounts owed by related parties(2)
£ million	2009	2008	2009	2008	2009	2008	2009	2008
Associates	—	—	(1.1)	(4.8)	(0.1)	(0.5)	—	0.2

(1)                                  The purchase of goods, and amounts owed to related parties relate to the supply of Manganese products by the Associate MMC.

(2)                                  The amounts owed by related parties is a loan due by the associate PT Bukit.

The key management are considered to be the Board of Directors and their remuneration is as follows:

Directors’ emoluments

Aggregate directors’ remuneration, excluding pension entitlements under defined benefit pension schemes

£ million	2009	2008
Basic salary	763,583	730,000
Other emoluments	154,960	153,007
Bonus—cash element	395,594	331,050
Shares awarded under the DBP	395,594	331,050
	1,709,731	1,545,107

Share options relating to the key management personnel are disclosed in note 36.

Directors’ interests in shares

The beneficial interests in the shares of the Company of the directors in office at 31 December 2009, including the beneficial interests of their families, are set out in the table below:

	Number of ordinary shares of 25p each owned
Directors’ shareholdings	At 31 December 2009	At 1 January 2009
T Atkinson	260,484	218,092
J Kempster	17,500	17,500
M Lejman	50,569	50,569
S Marshall	15,000	15,000
P Gismondi	10,000	0
A Walker	9,074	9,074

No changes to the above holdings have occurred between 31 December 2009 and the date of this report.

Other than the shareholdings and the options shown in note 36 and the table above, none of the directors had or has any interest, or any holding without beneficial interest, in any class of any share capital of the Company or of any subsidiary. Other than the service contracts and remuneration schemes described in note 36, at no time during the year has any director had any material interest in a contract with any Group company, being a contract of significance in relation to the Group’s business.

32 Disposal of businesses

Effective 3 July 2009, the Group sold its machine tool manufacturing business in Manchester, UK for a total gross consideration of £0.5 million, of which £0.1 million is deferred consideration. The loss on sale totalled £0.4 million.

The net assets of the business at the date of disposal and at the end of the comparative year were as follows:

£ million	At date of disposal	At 31 December 2008
Property, plant and equipment	0.5	0.5
Inventories	0.1	0.1
Trade and other receivables	0.5	0.5
Trade and other payables	(0.2)	(0.2)
Net assets	0.9	0.9
Net assets disposed	0.9	0.9
Pre-tax (loss) on disposal of business	(0.4)
Total consideration	0.5

The total consideration for the business was satisfied as follows:

£ million	At date of disposal
Cash	0.4
Deferred consideration	0.1
0.5

All of the £0.1 million deferred consideration is current.

The net cash inflow arising on the disposal of the business was as follows:

£ million	At date of disposal
Net cash consideration received	0.5
Overdrafts disposed of	—
0.5

During the year ended 31 December 2009, the Manchester business contributed £nil to operating profit, contributed £nil to the Group’s net operating cash flows, contributed £nil to investing cash flows, and contributed £nil to financing cash flows. In the year ended 31 December 2008, the Manchester business contributed £0.2 million to operating profit, contributed £0.1 million to the Group’s net operating cash flows, contributed £nil to investing cash flows, and contributed £nil to financing cash flows.

Results through to the date of sale have been reported as part of the Engineered Steel Products segment within continuing operations. The loss on sale has also been reported within continuing operations.

33 Notes to the consolidated cash flow statement

£ million	2009	2008
Operating profit from continuing operations	50.4	39.9
Operating profit	50.4	39.9
Business closure costs	0.4	2.8
Depreciation on property, plant and equipment	7.9	6.5
Amortisation of other intangible assets	0.1	0.3
Impairment of property, plant and equipment	2.1	—
Reversal of provisions on disposed businesses	—	(0.3)
Profit on disposal of property, plant and equipment	—	(6.0)
Movement in provisions	1.4	0.8
Movement in derivatives	1.7	(1.7)
Expense for share options	0.5	0.4
Operating cash flows before movements in working capital	64.5	42.7
Decrease in inventories	12.5	7.6
Decrease/(increase) in receivables	8.3	(3.4)
Increase in payables	1.1	2.1
	21.9	6.3
Cash generated by operations before tax	86.4	49.0

Cash and cash equivalents in the consolidated cash flow statement are reconciled to the consolidated statement of financial position as follows:

£ million	2009	2008
Cash	144.2	108.1
Bank overdrafts	—	—
Cash and cash equivalents per the consolidated cash flow statement	144.2	108.1

34 Contingent liabilities

£ million	2009	2008
Financial guarantees	1.2	3.2
Other contingent liabilities	5.0	2.7
	6.2	5.9

Financial Guarantees

It is not expected that any loss will arise in respect of these financial guarantees all of which were undertaken in the ordinary course of business.

Other Contingent Liabilities

The 2007 disposal of a German subsidiary included an indemnity provided to the purchaser for certain potential liabilities that may arise. This was secured by a letter of credit amounting to €3 million (£2.7 million) which is included in other contingent liabilities.

Following Delta EMD Limited’s 2005 disposal of its South African Industrial Services businesses, a tax assessment was received by one of Delta EMD Limited’s subsidiary companies which resulted in a tax refund as reported in the Group’s 2007 accounts.

During 2009 a revised assessment of ZAR 27 million (£2.3 million) was issued by the South African Revenue Services (SARS) for additional capital gains taxation in respect of the disposal. Delta EMD Limited’s South African subsidiary submitted an objection in respect of the revised assessment, and SARS, in 2010 have disallowed the objection. The subsidiary is permitted by the Income Tax Act 1962 to lodge an appeal with SARS against the decision to disallow the objection, and can also request that SARS refer the matter to Alternative Dispute Resolution (ADR). The subsidiary also may request that SARS suspend payment of the outstanding revised assessment, although interest will accrue nonetheless. Should the matter not be resolved satisfactorily through appeal or ADR, the subsidiary could refer the matter to the Tax Court, where the merits of the subsidiary’s objection to the revised assessment would be considered objectively. Management disagrees with the revised assessment and intends to pursue all possible avenues of appeal. The liquidation of the subsidiary commenced following the original assessment and it now has negligible net assets. Should a tax liability be imposed against the subsidiary, it would not have the resources to pay the assessment. Management does not believe that it is probable that the Group will have liability for any assessment imposed against the subsidiary. £2.3 million has been included in other contingent liabilities in respect of this matter.

Other Matters

During 2009 the US Internal Revenue Service issued summons requesting documentation related to UPC Holdings Inc. and the tax year ended 31 December 2001. The Group disposed of the shares of UPC Holdings Inc. to DAI Acquisition Corp. on 29 December 2000 for approximately US$100 million. At that time, UPC Holdings Inc. held the shares of United Power Corporation, the Group’s former power quality business. Documents describing the transaction were provided to the Internal Revenue Service during September 2009, and no further correspondence has been received. At this point in time, it is unclear whether any Group company is a target of the Internal Revenue Service’s examination, however given the size and nature of the transaction further enquiry might follow. A contingent liability has not been quantified because the possibility of any liability arising from this matter is considered to be remote.

35 Operating lease commitments

At the statement of financial position date, the aggregate amount of minimum lease payments under non-cancellable operating leases are as follows:

£ million	2009	2008
Within one year	4.5	4.0
In the second to fifth years inclusive	8.4	8.0
After five years	11.3	10.9
Total commitments under operating leases	24.2	22.9

Operating lease commitments relate to operating leases over property, plant and equipment in businesses throughout the Group.

36 Share-based payments

IFRS 2: Share-based payments has only been applied to equity instruments that were granted after 7 November 2002 and that had not vested before 1 January 2005.

Included within staff costs are IFRS 2 expenses related to share-based payments totalling £0.5 million (2008: £0.4 million).

Save As You Earn schemes

The Company has a scheme in place known as “Save As You Earn” (SAYE), and its international equivalent, known as “International Save As You Earn” (ISAYE). There have been no SAYE or ISAYE grants since October 2002 (and thus this share- based payment scheme does not fall under the provisions of IFRS 2). Options are exercisable at a price equal to the average quoted market price of the Company’s shares on the date of grant. In normal circumstances the options mature either 36, 60 or 84 months following grant and can be exercised within six months of the relevant maturity date. Options are forfeited if the employee leaves the Group before the option vests.

Executive Share Option Scheme (ESOS)

The Company has a share option scheme for executives of the Group. Options are exercisable at a price equal to the average quoted market price of the Company’s shares on the date of grant. The options are exercisable between three and ten years after the date on which the options were granted subject to performance criteria being met. Options are forfeited if the executive leaves the Group before the options vest.

ESOS was approved by shareholders at the May 1999 Annual General Meeting. The scheme was amended in 2002 to reflect the preferences of certain institutional investors. Grants under the ESOS were made annually and had values of up to one times annual salary. No grants have been made since 2005.

ESOS options are subject to the following performance conditions:

(a)                                  granted before 29 June 2001, on or before the tenth anniversary of the grant date:

•                  earnings per share growth over a period of at least three consecutive years must equal or exceed the growth in the Retail Prices Index plus 3% per annum; and

•                  earnings per share before exceptional items must equal or exceed twenty pence.

(b)                                 granted on or after 29 June 2001, on or before the sixth anniversary of the grant date:

•                  earnings per share growth over a period of at least three consecutive years must equal or exceed the growth in the Retail Prices Index plus 3% per annum.

Details of the share options outstanding during the year are as follows:

	2009		2008
	Number of share options	Weighted average exercise price (p)	Number of share options	Weighted average exercise price (p)
Outstanding at the beginning of the year	1,836,318	114.2	2,524,339	112.7
(Forfeited) during the year	(83,000)	154.0	(391,369)	120.7
(Exercised) during the year	(1,576,661)	109.0	(296,652)	92.9
Outstanding at the end of the year	176,657	141.4	1,836,318	114.2
Exercisable at the end of the year	176,657	141.4	1,836,318	114.2

The weighted average share price at the date of exercise for share options exercised during the year was 156.7p (2008: 111.8p).

The options outstanding at the end of the year have a weighted average remaining contractual life of 2.2 years (2008: 4.8 years) and have exercise prices ranging from 120p to 150p.

There were no options granted under this scheme in 2009 or 2008. The scheme was replaced by the Performance Share Plan which was approved by shareholders on 28 April 2006.

The Group recognised total expenses of £nil (2008: £nil) relating to the above equity-settled ESOS during the year.

Share Award Scheme for Chief Executive

The Chief Executive is entitled to options in other schemes as explained in other sections of this note, and in addition can be awarded options under this scheme. Details of the share award outstanding during the year are as follows:

	2009		2008
	Number of share options	Weighted average exercise price(p)	Number of share options	Weighted average exercise price(p)
Outstanding at the beginning of the year	—	—	264,961	Nil
Dividends paid as share award during the year	—	—	56,057	Nil
(Exercised) during the year	—	—	(321,018)	Nil
Outstanding at the end of the year	—	—	—	—
Exercisable at the end of the year	—	—	—	—

The Group recognised an expense of £nil (2008: £0.1 million) related to the above equity-settled share award scheme during the year.

Performance Share Plan

The Performance Share Plan was introduced in 2006 to replace the ESOS. The conditional awards generally have a three-year vesting period and an exercise price of £nil. The extent to which an award under the plan may vest will be determined by the Company’s Total Shareholder Return (“TSR”) performance over the three-year period commencing the start of the financial year in which the grant was made against the TSR performance of the constituents of the FTSE SmallCap Index (excluding investment trusts) over the same period. For median performance, one quarter may vest, rising proportionally to full vesting for upper quartile performance.

Regardless of the Company’s TSR performance, no part of an award under the plan will vest unless the Financial Underpin Condition is met, the Financial Underpin Condition being that the Remuneration Committee considers that the Company’s underlying financial performance over the same measurement period is satisfactory.

Awards are forfeited if the executive leaves the Group before the awards vest.

Details of the share awards outstanding during the year are as follows:

	2009		2008
	Number of share options	Weighted average exercise price (p)	Number of share options	Weighted average exercise price (p)
Outstanding at the beginning of the year	1,085,631	Nil	640,844	Nil
Granted during the year	524,357	Nil	763,810	Nil
(Exercised) during the year	(72,132)	Nil	—	—
(Forfeited) during the year	(27,586)	Nil	(319,023)	Nil
Outstanding at the end of the year	1,510,270	Nil	1,085,631	Nil
Exercisable at the end of the year	140,280	Nil	—	—

The weighted average share price at the date of exercise for share options exercised during the year was 118.0p.

The awards outstanding at the end of the year have a weighted average remaining contractual life of 1.3 years and have an exercise price of £nil (2008: 1.7 years and had an exercise price of £nil).

In 2009, an award was granted on 26 March (2008: 28 March). The estimated fair value of the award granted on this date was 95.7p (2008: 46.5p). The total fair value was £501,810 (2008: £355,172). The fair values were calculated using a stochastic model. The inputs used for fair valuing awards granted during 2009 were as follows:

	2009	2008
Weighted average share price at date of grant	108.5p	92.0p
Weighted average exercise price	£nil	£nil
Weighted average expected volatility	37.4%	28.6%
Weighted average expected life	3.0 years	3.0 years
Risk-free rate	1.73%	4.0%

Expected volatility was determined by calculating the historical volatility of the Company’s share price over a historical period commensurate with the expected performance period for the award. Participants are entitled to receive the dividends that would have been received on the vested shares therefore the dividend yield does not impact on the valuation of the awards.

The Group recognised total expenses of £0.3 million (2008: £0.2 million) related to the above equity-settled share-based Performance Share Plan during the year.

Deferred Bonus Plan

The Deferred Bonus Plan was introduced in 2006. One half of any bonus payable under the scheme is paid in cash with the other half being deferred in ordinary shares in the Company.

Deferred bonus share awards are forfeited on cessation of employment prior to the third anniversary of award, except in the case of “good leavers” in which case the deferred shares are released early.

Details of the share awards outstanding during the year are as follows:

	2009		2008
	Number of share options	Weighted average exercise price (p)	Number of share options	Weighted average exercise price (p)
Outstanding at the beginning of the year	422,592	Nil	182,680	Nil
Granted during the year	357,120	Nil	343,287	Nil
(Forfeited) during the year	—	—	(96,172)	Nil
(Vested) during the year	—	—	(7,203)	Nil
Outstanding at the end of the year	779,712	Nil	422,592	Nil
Exercisable at the end of the year	—	—	—	—

The awards outstanding at the end of the year have a weighted average remaining contractual life of 1.5 years and have an exercise price of £nil. (2008: 2.0 years and had an exercise price of £nil).

In 2009, an award was granted on 26 March (2008: 27 March). The estimated fair value of the award granted on this date was 93.4p (2008: 83.6p). The total fair value was £0.3 million (2008: £0.3 million).

The fair values were calculated using Black-Scholes option pricing model. The inputs used for fair valuing awards granted during 2009 were as follows:

	2009	2008
Weighted average share price at date of grant	108.5p	91.5p
Weighted average exercise price	£nil	£nil
Weighted average expected volatility	37.4%	25.0%
Weighted average expected life	3.0 years	3.0 years
Risk free rate	1.73%	4.5%
Expected dividend yield	5.0%	3.0%

Expected volatility was determined by calculating the historical volatility of the Company’s share price over a historical period commensurate with the expected performance period for the award. Participants are not entitled to receive the dividends that would have been received on the vested shares. The share awards were issued for £nil consideration and the exercise price is £nil.

The Group recognised total expenses of £0.2 million (2008: £0.1 million) related to the above equity-settled Deferred Bonus Plan during the year.

37 Retirement benefit schemes

Defined contribution schemes

The Group operates a number of defined contribution retirement benefit schemes for qualifying employees. The related pension assets are held in trustee- administered funds separate from the company, unless required otherwise by local best practice and regulations. The total cost charged to income of £3.5 million (2008: £3.3 million) represents contributions payable to those schemes by the Group at rates specified in the rules of the respective schemes.

Defined benefit scheme

The Group operates a funded defined benefit scheme for qualifying employees in the United Kingdom via the DPP. Under the DPP, participants are entitled to pension retirement benefits of 1.67% of final salary per year of service on attainment of a retirement age of 65 years.

The Group has opted to recognise all actuarial gains and losses immediately via the consolidated statement of comprehensive income.

Details of valuation assumptions

The most recent actuarial valuation of the DPP’s assets and liabilities for financial reporting purposes was performed at 31 December 2009 by independent actuaries Xafinity Consulting Limited. The projected unit credit method was used for valuation purposes. The projected unit credit method is an accrued benefits valuation method in which the plan liabilities make allowance for projected earnings.

The actuarial valuation used the following principal assumptions:

	2009	2008
Discount rate	5.7%	6.3%
Inflation rate	3.6%	2.5%
Expected return on equity instruments	7.5%	7.0%
Expected return on debt instruments	5.7%	6.3%
Expected return on cash	2.0%	5.0%
Expected return on property	7.5%	7.0%
Expected rate of salary increases	4.6%	3.5%
Future pension increases	3.5%	3.0%
Mortality assumptions:	PxA92 MC 1%(m)/0.75%(f)	PxA92MC
Expected future lifetimes from age 65
—Males aged 45	24.6 years	23.1 years
—Females aged 45	27.0 years	25.9 years
—Males aged 65	22.6 years	22.0 years
—Females aged 65	25.4 years	24.9 years

The expected return on DPP assets is a blended average of projected long-term returns for the various asset classes. Asset class returns are based on a forward-looking building block approach. Equity returns are developed based on the selection of an equity risk premium above the risk-free rate which is measured in accordance with yields on government bonds. Returns on property are assumed to be the same as those on equities. Bond returns are selected by reference to the yields on government and corporate debt as appropriate to the DPP holdings of these instruments.

The estimated sensitivities regarding the principal assumptions used to measure the scheme liabilities as above are set out as follows:

Assumption	Change in assumption	Impact on scheme liabilities
Discount rate	Increase/decrease by 0.5%	Decrease/increase by 11%
Inflation rate	Increase/decrease by 0.5%	Increase/decrease by 11%
Rate of salary growth	Increase/decrease by 0.5%	Increase/decrease 0.1%
Rate of mortality	Increase by 1 year	Increase by 2%

Amounts included in the consolidated income statement

The amounts recognised in respect of the defined benefit scheme are as follows:

£ million	Notes	2009	2008
Current service cost		(0.2)	(0.4)
Expected interest on defined benefit pension scheme liabilities	8	(12.4)	(25.1)
Expected return on defined benefit pension scheme assets	7	12.3	23.5
Amounts charged to the consolidated income statement		(0.3)	(2.0)
Actuarial losses in consolidated statement of comprehensive income		(75.6)	(12.5)
		(75.9)	(14.5)

Current service cost is included in administrative expenses.

Amounts included in the consolidated statement of financial position

The aggregated amount recognised in the consolidated statement of financial position in respect of the Group’s defined benefit pension schemes are as follows:

£ million	2009	2008
Fair value of plan assets	217.8	194.7
Present value of plan liabilities	(289.0)	(197.2)
Net defined benefit deficit before consideration of the IAS 19 asset recoverability assessment	(71.2)	(2.5)
Adjustment in respect of the IAS 19 asset recoverability assessment	—	—
Net consolidated statement of financial position retirement benefit liability	(71.2)	(2.5)

The cumulative amount of net actuarial losses taken to the consolidated statement of comprehensive income is £37.5 million since the date of transition to IFRS.

Reconciliations of movements in the consolidated statement of financial position

Overall movements in the present value of DPP were as follows:

£ million	2009	2008
Net liability/(asset) at start of year	2.5	(9.5)
Current service cost	0.2	0.4
Contributions	(7.2)	(50.3)
Settlement	—	47.8
Net interest expense	0.1	1.6
Actuarial losses	75.6	12.5
Net liability at end of year	71.2	2.5

The above aggregated table can be split into the following liabilities and assets tables.

Movements in the present value of DPP liabilities were as follows:

£ million	2009	2008
Opening present value of plan liabilities	197.2	631.2
Service cost	0.2	0.4
Interest cost	12.4	25.1
Contributions	0.1	0.1
Settlement	—	(413.7)
Actuarial losses/(gains)	86.1	(27.3)
Benefits paid	(7.0)	(18.6)
Closing present value of plan liabilities	289.0	197.2

Movements in the fair value of DPP assets were as follows:

£ million	2009	2008
Opening fair value of plan assets	194.7	640.7
Expected return on plan assets	12.3	23.5
Settlement	—	(461.5)
Actuarial gains/(losses)	10.6	(39.8)
Employer contributions	7.1	50.3
Member contributions	0.1	0.1
Benefits paid	(7.0)	(18.6)
Closing fair value of plan assets	217.8	194.7

The actual return on DPP assets was £22.9 million (2008: £(16.3) million).

Following completion of the triennial valuation at 31 March 2009 employer contributions have been set at £6.3million per annum in accordance with the Plan’s 10-year recovery plan, along with a contribution to cover the administrative costs of the Plan of approximately £1.0 million per annum. In addition the Group will continue to make regular contributions to cover the accrual of future benefits for existing staff.

Further analysis of DPP’s assets

Scheme assets are analysed as follows:

£ million	2009	2008
Equity instruments	9.6	5.3
Debt instruments	200.3	175.7
Property	0.2	10.5
Cash	7.7	3.2
	217.8	194.7

Percentage	2009	2008
Equity instruments	4%	3%
Debt instruments	92%	90%
Property	0%	5%
Cash	4%	2%
	100%	100%

The expected rates of return on each of the scheme assets are disclosed in the valuation assumptions section above. The DPP assets do not include any of the Group’s own financial instruments, nor any property occupied by, or other assets used by, the Group.

Five-year history

The five-year history of aggregate experience adjustments is as follows:

£ million	2009	2008	2007	2006	2005
Fair value of scheme liabilities	289.0	197.2	631.2	652.0	672.8
Fair value of scheme (assets)	(217.8)	(194.7)	(640.7)	(651.8)	(670.6)
Deficit/(surplus) in the schemes	71.2	2.5	(9.5)	0.2	2.2
Experience adjustments on schemes’ liabilities
Losses/(gains) (£m)	86.1	(27.3)	(20.8)	(14.2)	47.4
Percentage of schemes’ liabilities	29.79%	(13.84)%	(3.30)%	(2.18)%	7.05%
Experience adjustments on schemes’ assets
Losses/(gains) (£m)	10.6	(39.8)	(11.9)	(12.4)	60.0
Percentage of schemes’ assets	4.87%	(20.44)%	(1.86)%	(1.90)%	8.95%

Additional information with respect to the DPP

Triennial valuation

The next triennial valuation for the DPP is due as of 31 March 2012. At the last valuation, as of 31 March 2009, the DPP’s assets totalled £184.3 million and its liabilities totalled £232.8 million, resulting in a net deficit of £48.5 million. The following assumptions were employed: discount rate 5.9%; annual increase in pensionable earnings: 3.4%; annual pension increases: from 2.2% to 3.0%; cash commutation: 25%; and price inflation: 2.4%. Mortality tables used were PxA92MC with a 1%(m)/0.75%(f) floor, for both pensioner and non-pensioner members.

Analysis of scheme assets

The scheme assets of the Delta Pension Plan at 31 December 2009 may be further analysed as follows:

£ million	2009
UK index tracking equity instruments	3.3
Non UK index tracking equity instruments	6.3
Total equity instruments	9.6
UK corporate bonds	190.2
UK government bonds—index linked	10.1
Total debt instruments and insured policies	209.9
Property	0.2
Cash	7.7
217.8

Of the above table’s asset values, 96.4% is managed by Legal & General Investment Management and 0.1% by Blackrock Investment Management (UK) Ltd, a total of 96.5%. The Trustee receives advice regarding investment strategy and asset allocation from Towers Watson.

Participant population

The Group continues to make pension contributions to the DPP for current participants.

In the following tables, ‘M’ denotes Male, ‘F’ denotes Female, and ‘T’ denotes Total. ‘Current’ denotes participants in current employment with the Group’s UK businesses. ‘Deferred’ denotes participants who have departed the Group’s UK businesses, however are not yet drawing a pension. ‘Pensioners’ are those in receipt of a pension.

The number of plan participants as at 31 December 2009 for the years below was as follows:

Number of participants	Current	Deferred	Pensioners	Total
5 April 2004	94	10,291	10,845	21,230
5 April 2005	86	9,681	10,799	20,566
5 April 2006	79	7,824	10,600	18,503
5 April 2007	72	7,564	10,349	17,985
31 December 2008	57	7,114	197	7,368
31 December 2009	7	6,694	507	7,208

The 7,208 plan participants at 31 December 2009 may be analysed as follows:

	Current			Deferred			Pensioners			Total
Age	M	F	T	M	F	T	M	F	T	M	F	T
25-34	—	—	—	125	54	179	—	—	—	125	54	179
35-44	—	1	1	820	459	1,279	—	1	1	820	461	1,281
45-54	2	3	5	1,709	636	2,345	18	28	46	1,729	667	2,396
55-64	1	—	1	2,153	314	2,467	123	118	241	2,277	432	2,709
65-74	—	—	—	307	12	319	200	12	212	507	24	531
75-84	—	—	—	103	2	105	4	3	7	107	5	112
Total	3	4	7	5,217	1,477	6,694	345	162	507	5,565	1,643	7,208

The liabilities of the Delta Pension Plan as at 31 December 2009 pertained to the participant population as follows:

Age	Current	Deferred	Pensioners	Total
25-34	—	2.0	—	2.0
35-44	0.1	35.2	—	35.3
45-54	0.7	120.4	2.6	123.7
55-64	0.3	98.0	18.1	116.4
65-74	—	1.3	10.1	11.4
75-84	—	0.1	0.1	0.2
Total	£1.1m	£257.0m	£30.9m	£289.0m

38 Restatement

In accordance with IAS 1 (2007) Presentation of Financial Statements, retrospective restatements or reclassifications in the financial position has been presented for the current and the past two financial years.

Following the initiation of a sales process in 2008 for the Group’s associate, Manganese Metal Company (MMC), the Group recognised the interest as “Asset held for sale” in accordance with IFRS 5: Non-current Assets Held for Sale and Discontinued Operations. Uncertainties around this sale process have now required the restatement of MMC, to reflect the fact that our share since 30 September 2009 has been reclassified as continuing. Variable costs within Cost of sales and Distributions costs have been reclassified for the 2008 financial year in order to be consistent with the current year when disclosing the classification.

The following table provides a summary of the key changes to the income statement arising from the restatement for the comparative year:

Consolidated income statement—year ended 31 December 2008

£ million	As previously reported	Adjustment	Restated
Continuing operations:
Revenue	330.8		330.8
Cost of sales	(243.8)	5.7	(238.1)
Gross profit	87.0	5.7	92.7
Distribution costs and administrative expenses	(50.3)	(5.7)	(56.0)
Business closure costs	(2.8)		(2.8)
Profit on sale of property, plant and equipment	6.0		6.0
Operating profit	39.9		39.9
Share of post-tax profit of associate and joint venture	0.2	8.2	8.4
(Loss)/profit before tax	(3.7)	8.2	4.5
Loss for the year from continuing operations	(11.9)	8.2	(3.7)
Discontinued operations:
Profit for the year from discontinued operations	8.7	(8.2)	0.5
Continuing and discontinued operations:
Loss for the year	(3.2)		(3.2)

The following table provides a summary of the key changes to earnings per share for the comparative year arising from the restatement:

Earnings per share—year ended 31 December 2008

Pence per share	As previously reported	Adjustment	Restated
From continuing operations:
Basic	(11.4)	5.4	(6.0)
Diluted	(11.4)	5.4	(6.0)

The following tables provides a summary of the key changes to the financial position arising from the restatement for the comparative years:

Consolidated statement of financial position—year ended 31 December 2008

£ million	As previously reported	Adjustment	Restated
Non-current assets
Interest in associate and joint venture	—	12.4	12.4
Total non-current assets	100.1	12.4	112.5
Current assets
Assets classified as held for sale	12.4	(12.4)	—
Total current assets	240.8	(12.4)	228.4
Total assets	373.6	—	373.6
Net assets	225.7	—	225.7

Consolidated statement of financial position—year ended 31 December 2007

£ million	As previously reported	Adjustment	Restated
Non-current assets
Interest in associate and joint venture	1.5	2.1	3.6
Total non-current assets	82.7	2.1	84.8
Current assets
Assets classified as held for sale	2.1	(2.1)	—
Total current assets	239.3	(2.1)	237.2
Total assets	322.0	—	322.0
Net assets	258.8	—	258.8

39 Post balance sheet events

Delta EMD Limited

On 18 January 2010, the Group’s South African subsidiary Delta EMD Limited announced its commencement of a process to realise the value of its last operations, which may result in a possible disposal of operations. The timing and value of this event is still uncertain. In line with accounting guidelines the business is disclosed as continuing operations. It comprises the entire Manganese Materials segment in Note 5.

Offer for the Group

On 4th March 2010, the Board announced a recommended cash offer for Delta by Valmont Industries, Inc. The offer comprises 185 pence per ordinary share and values Delta’s issued ordinary share capital at approximately £284 million.

Second interim dividend

On 1st April 2010, the Board declared a second interim dividend for the year ended 31 December 2009 of 4.8 pence per ordinary share in lieu of any final dividend.

40 Exchange rates

	Year Ended 31 December 2009	Year Ended 31 December 2008
Average Exchange Rates
Australian Dollar	2.00	2.18
South African Rand	13.05	15.07
US Dollar	1.56	1.87

	31 December 2009	31 December 2008
Closing Exchange Rates
Australian Dollar	1.79	2.09
South African Rand	11.89	13.45
US Dollar	1.61	1.45

The balance sheets of foreign operations are translated into pound sterling using the exchange rate at the balance sheet date and the income statements are translated into pound sterling using the average exchange rate for the year.